Exhibit (10)v

JOINT VENTURE AGREEMENT

in relation to

FAMPRO TISSUE HOLDINGS B.V.

among

FAMPRO TISSUE HOLDINGS B.V.,

SUZANO INTERNATIONAL HOLDING B.V.,

SUZANO S.A., solely for purposes of Section 2.12, Section 9.4, Section 12.3 and Section 13.20,

KIMBERLY-CLARK FAMPRO TISSUE HOLDINGS B.V.,

and

KIMBERLY-CLARK CORPORATION, solely for purposes of Section 2.12, Section 9.4 and Section 12.3

Dated as of July 1, 2026

i

EXHIBITS

Exhibit A	Form of Joinder Agreement
I

SCHEDULES

Schedule I	Capitalization Table
Schedule II	Initiial Directors and Officers
Schedule III	Veto Matters
Schedule IV	Board Appproval Matters
Schedule V	Minimum Qualification Requirements
Schedule VI	Restricted Transferees
Schedule VII	Call Option Purchase Price
Schedule VIII	Proxy
Schedule IX	Long-Term Incentive Plan
Schedule X	Treasury Principles
Schedule 2.12(c)	Strategic Alliances
Schedule 3.1(a)	2025 and 2026 Annual Budget
Schedule 12.3(b)	Certain Transferred Employees
Schedule 12.3(e)	Restricted Products

ANNEX

Annex I	Tax Matters Annex

The schedules, Exhibit A, Schedules and Annex I to the Joint Venture Agreement have been omitted from this filing pursuant to Item 601(a)(5) of Regulation S-K. K-C agrees to furnish a supplemental copy of such schedules, Exhbit A and Annex I to the Securities and Exchange Commission upon its request.

JOINT VENTURE AGREEMENT
OF
FAMPRO TISSUE HOLDINGS B.V.
This JOINT VENTURE AGREEMENT of FamPro Tissue Holdings B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the Laws of the Netherlands (registered under 97164496) having its corporate seat in Amsterdam, the Netherlands and its office address at Copernicuslaan 35, 6716 BM Ede, the Netherlands (the “Company”), is made and effective as of July 1, 2026, by and among (a) the Company, (b) Suzano International Holding B.V., a private company with limited liability organized and existing under the Laws of the Netherlands (“Suzano”), (c) Kimberly-Clark FamPro Tissue Holdings B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the Laws of the Netherlands (registered under 97162272) having its corporate seat in Amsterdam, the Netherlands and its office address at Copernicuslaan 35, 6716 BM Ede, the Netherlands ( “K-C”), (f) solely for purposes of Section 2.12, Section 9.4 and Section 12.3, Kimberly-Clark Corporation, a Delaware corporation (“K-C Parent”), and (g) solely for purposes of Section 2.12, Section 9.4, Section 12.3 and Section 13.20, Suzano S.A. (“Suzano Parent”). Each of Suzano and K-C shall be referred to as a “Shareholder” (as defined herein).
RECITALS
WHEREAS, the Company was formed under the Laws of the Netherlands by means of the execution of a notarial deed of incorporation, dated May 1, 2025;
WHEREAS, certain indirect wholly-owned Subsidiaries of K-C Parent collectively hold 49 Preferred Shares of the Company representing 100% of all the issued and outstanding Preferred Shares of the Company;
WHEREAS, pursuant to that certain Equity and Asset Purchase Agreement, dated as of June 4, 2025, by and among K-C Parent, Suzano and the Company (the “EAPA”), Suzano acquired from K-C Parent (or its indirect Subsidiaries) 100% of all the issued and outstanding Common Shares of the Company; and
WHEREAS, the parties hereto desire to enter into this Agreement to set forth certain agreements and arrangements with respect to the management, control, operation, shareholding and certain other matters relating to the Company.
NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINED TERMS
Section 1.1    Certain Defined Terms. Each of the following terms shall have the meaning provided in this Section:
“2025 and 2026 Annual Budget” has the meaning set forth in Section 3.1(a).

“ABU Geographic Regions” means Europe, the United Kingdom, Ireland, Africa, South America, Central America, Puerto Rico, Middle East, Asia (including Southeast Asia) and Oceania. For the avoidance of doubt, none of the following countries shall be considered an ABU Geographic Region: (a) Korea; (b) Mexico; (c) Saudi Arabia; (d) Bahrain, (e) Qatar; (f) Kuwait; (g) Oman; (h) the United Arab Emirates; (i) Brazil; (j) Bolivia; (k) Russia; and (l) Kazakhstan.
“Adjusted EBITDA” has the meaning set forth in Schedule VII.
“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person; provided that, for purposes of this Agreement, K-C shall be deemed not to be an Affiliate of the Company or any of its Subsidiaries and vice versa.
“Agreement” means this Joint Venture Agreement in relation to the Company, as amended, modified, supplemented or restated from time to time in accordance with the terms hereof.
“Annual Budget” has the meaning set forth in Section 3.2(a).
“Annual Budget and Business Plan” has the meaning set forth in Section 3.2(a).
“Approved Funding Requirements” means the amount of Capital Contributions set forth in an approved Annual Budget or Business Plan as being required of the Shareholders to fund the Company Group.
“Articles of Association” means the article of association (statuten) of the Company as applicable from time to time.
“As-Converted Basis” means, with respect to any outstanding Preferred Shares as of any date, the number of Common Shares that would be issuable upon the conversion of all such Preferred Shares on such date (at the conversion rate specified in Section 2.9(b)(ii)) in accordance with Section 2.9(b)(ii).
“Auditor” has the meaning set forth in Section 8.1(a).
“Available Cash” means, as of any time, all Cash of the Company and its Subsidiaries, less the aggregate amount (or estimated aggregate amounts) of Cash reasonably necessary, appropriate or advisable to (a) provide for any legal or statutory reserves and any other required allocation under applicable Law and (b) establish and maintain sufficient voluntary reserves or other allocation to provide for the forecasted Selling, General and Administrative (SG&A) expenses, distribution costs, advertisement and promotion expenses (A&CP) and Cost of Good Sold (COGS) costs requirements of the Company Group for the subsequent 45 days, in each case, as reasonably determined by the CEO in accordance with IFRS (with such calculation subject to reasonable oversight by the Board).
“Bankruptcy Event”, with respect to the Company or any of its Subsidiaries, means a declaration of bankruptcy (faillietverklaring), an application for a suspension of payments (surséance van betaling), becoming subject to a pre-insolvency private plan procedure (onderhands akkoordprocedure) (or each of their equivalents outside the Netherlands) or any other similar relief under any bankruptcy, insolvency or similar applicable Law.
“Baseline EBITDA” has the meaning set forth in Schedule VII.

“Board” has the meaning set forth in Section 5.1.
“Business” means (a) a global business of manufacturing or having made, marketing, developing, distributing or selling consumer and professional tissue products, including bath tissue, towels, table napkins, hard rolls, facial tissue, wipe products and those products set forth in Schedule 1.1(i) of the EAPA, (b) all such other businesses and services that the Company and its Subsidiaries engage in as of the date hereof and (c) as such business referenced in clauses (a) and (b) may evolve as permitted hereunder.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Dallas, Texas, Sao Paulo, Brazil or Amsterdam, the Netherlands.
“Business Plan” has the meaning set forth in Section 3.2(a).
“Call Option” has the meaning set forth in Section 9.4(a).
“Call Option Calculation Time” has the meaning set forth in Section 9.4(d).
“Call Option Closing” has the meaning set forth in Section 9.4(b).
“Call Option Closing Date” has the meaning set forth in Section 9.4(b).
“Call Option Final Closing Statement” has the meaning set forth in Section 9.4(g)(i).
“Call Option Net Adjustment Amount” has the meaning set forth in Section 9.4(g)(vi)(A).
“Call Option Notice” has the meaning set forth in Section 9.4(b).
“Call Option Notice of Disagreement” has the meaning set forth in Section 9.4(g)(ii).
“Call Option Purchase Price” has the meaning set forth in Schedule VII.
“Call Shares” has the meaning set forth in Section 9.4(a).
“CapEx” means, with respect to any member of the Company Group, as of any specified date or for any specified period, the total amount of capital expenditures incurred or to be incurred to further the development, maintenance, improvement, construction, acquisition or expansion of any mills, distribution centers or any other facilities or other fixed assets of the Business (including any leasehold improvements) or their operations and the assets related thereto or any other capital expenditures recorded and capitalized in accordance with IFRS.
“CapEx Deviation” has the meaning set forth in Schedule VII.
“Capital Call” has the meaning set forth in Section 4.2(c).
“Capital Contribution” means, with respect to any Shareholder, a contribution of cash or property to the Company in exchange for Common Shares or Preferred Shares, as applicable.

“Cash” means, with respect to any Person as of a specified time, the aggregate amount of all cash, cash equivalents, checks, money orders, investment accounts, certificates of deposit, any uncleared checks, drafts or wire transfers deposited in the account of such Person, freely tradeable marketable securities and short-term instruments held by such Person, in each case, without duplication and to the extent convertible into cash within thirty (30) days after such specified time, but excluding (a) any Restricted Cash, (b) any outstanding checks or wire transfers issued by such Person and (c) outbound transaction amounts, in each case, determined in accordance with IFRS.
“CCO” has the meaning set forth in Section 5.11(a).
“CEO” means the Chief Executive Officer of the Company.
“CFO” means the Chief Financial Officer of the Company.
“Chair” has the meaning set forth in Section 5.10.
“Closing Call Option Purchase Price” has the meaning set forth in Section 9.4(h)(i).
“Closing CapEx Deviation” has the meaning set forth in Section 9.4(h)(i).
“Closing Input Costs Deviation” has the meaning set forth in Section 9.4(h)(i).
“Closing Net Indebtedness” has the meaning set forth in Section 9.4(h)(i).
“Closing SAP Cost Reimbursement Amount” has the meaning set forth in Section 9.4(h)(i).
“Common Shares” means the single class of common shares in the capital of the Company.
“Company” has the meaning set forth in the Preamble.
“Company Group” means the Company and each of its Subsidiaries.
“Confidential Information” has the meaning set forth in Section 13.1(a).
“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
“Conversion” has the meaning set forth in Section 2.9(b)(ii).
“COO” has the meaning set forth in Section 5.11(a).
“Corporate Opportunity” has the meaning set forth in Section 2.12(b).
“Covered Person” means (a) a Shareholder, any Affiliate of a Shareholder, any officers, directors, employees, managers, partners, members, controlling Person or shareholders of a Shareholder,

or its or their respective Affiliates, in each case, other than any member of the Company Group, solely in such Person’s capacity as such, (b) any Director (solely in such Person’s capacity as a Director), and (c) any Officer (solely in such Person’s capacity as an Officer).
“Deadlock Notice” has the meaning set forth in Section 5.7.
“Direct Shares” has the meaning set forth in Section 9.4(a).
“Director” has the meaning set forth in Section 5.2(a).
“Dispute” has the meaning set forth in Section 13.13(a).
“Distribution Policy” has the meaning set forth in Section 7.1.
“Dutch Holdco Entity” means K-C or a Permitted Transferee of K-C that (a) is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the Laws of the Netherlands, (b) was formed solely for purposes of holding Shares and activities relating directly to the Pre-Closing Reorganization, (c) has not engaged at any time in any other business or activities other than relating solely to holding Shares and activities relating directly to the Pre-Closing Reorganization, and (d) has no liabilities (contingent or otherwise), debts or obligations of any nature whatsoever or made any investments at any time other than those relating solely to holding Shares or activities relating directly to the Pre-Closing Reorganization.
“EAPA” has the meaning set forth in the Recitals.
“EBITDA Insufficiency Delay Period” has the meaning set forth in Schedule VII.
“EBITDA Notice of Disagreement” has the meaning set forth in Section 9.4(c).
“Emergency” means (a) any unexpected event or situation that requires prompt action by any member of the Company Group to avoid, prevent, mitigate or otherwise prudently respond to (i) an event or situation which would, unless remedied without delay, be reasonably expected to result in a health or safety risk, including harm to persons, injury, illness, or death of any person, damage or loss to the properties or assets of any member of the Company Group or of any other Person, or damage to the environment (including natural resources or wildlife); (ii) any damage or disrepair to any property or assets of any member of the Company Group (including repairs or replacements thereof); or (iii) any material violation of applicable Laws; or (b) any action required to prevent or otherwise prudently respond to (x) a situation or event which would, unless remedied without delay, be reasonably expected to result in any member of the Company Group not having sufficient cash on hand (or access to immediately drawable credit) to satisfy the obligations of any member of the Company Group in the ordinary course as they become due at any point in the immediately subsequent three (3) months or (y) a material default or event of default by any member of the Company Group, or to cure a material default or event of default, on any material Contract to which any member of the Company Group is a party (other than any such Contract between a member of the Company Group, on the one hand, and Suzano, K-C or any of their respective Affiliates (other than the Company Group), on the other hand).
“Emergency Loan” has the meaning set forth in Section 4.2(d).
“Emergency Required Funds” has the meaning set forth in Section 4.2(d).

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, easement, right of way, encumbrance, security interest or other restriction of any kind.
“Estimated Call Option Purchase Price” has the meaning set forth in Section 9.4(c).
“Estimated CapEx Deviation” has the meaning set forth in Section 9.4(c).
“Estimated Input Costs Deviation” has the meaning set forth in Section 9.4(c).
“Estimated Net Indebtedness” has the meaning set forth in Section 9.4(c).
“Estimated SAP Cost Reimbursement Amount” has the meaning set forth in Section 9.4(d).
“Exercise Period” has the meaning set forth in Section 4.2(d).
“Fair Market Value” means, as determined in good faith by the Board, (a) for any Share, as of any valuation date, the fair market value of each such Share that a willing, unaffiliated buyer having all relevant knowledge would pay to a willing seller for such Share in an arm’s length transaction occurring on the date of valuation and (b) for any asset or any other security for any purpose not covered by clause (a), as of any valuation date, the fair market value of such assets or securities.
“Final CapEx Deviation” has the meaning set forth in Section 9.4(g)(iii).
“Final Input Costs Deviation” has the meaning set forth in Section 9.4(g)(iii).
“Final Net Indebtedness” has the meaning set forth in Section 9.4(g)(iii).
“Final SAP Cost Reimbursement Amount” has the meaning set forth in Section 9.4(g)(iii).
“Final Specified Adjusted EBITDA” has the meaning set forth in Section 9.4(b).
“Fiscal Quarter” means each of (a) the period commencing on January 1 in any year and ending on March 31 in the same year, (b) the period commencing on April 1 in any year and ending on June 30 in the same year, (c) the period commencing on July 1 in any year and ending on September 30 in the same year and (d) the period commencing on October 1 in any year and ending on December 31 in the same year or such other quarterly accounting period as may be adopted by the Board in accordance with the terms of this Agreement.
“Fiscal Year” means (a) the period commencing upon the formation of the Company and ending on December 31, 2025 or (b) any subsequent twelve-month period commencing on January 1 and ending on December 31 or such other yearly accounting period as may be proposed by the Board and approved by the General Meeting in accordance with the terms of this Agreement.
“GAAP” means United States generally accepted accounting principles as in effect from time to time.
“General Meeting” means the general meeting of the Shareholders (algemene vergadering).

“Governmental Authority” means any United States or non-United States national, supranational, federal, state or local governmental, quasi-governmental, regulatory, self-regulatory or administrative authority, agency, division or commission or any judicial or arbitral body of competent jurisdiction.
“Guaranteed Obligations” has the meaning set forth in Section 13.20.
“ICC Rules” has the meaning set forth in Section 13.13(a).
“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board as in effect from time to time and consistently applied.
“Indemnified Party” has the meaning set forth in Section 11.4.
“Indemnifying Party” has the meaning set forth in Section 11.4.
“Indirect Shares” has the meaning set forth in Section 9.4(a).
“Initial CEO” has the meaning set forth in Section 5.11(a).
“Initial CFO” has the meaning set forth in Section 5.11(a).
“Issuance Notice” has the meaning set forth in Section 4.2(d).
“K-C” has the meaning set forth in the Preamble.
“K-C Competitive Activity” has the meaning set forth in Section 12.3(a).
“K-C Competitive Target” has the meaning set forth in Section 12.3(a).
“K-C Directors” has the meaning set forth in Section 5.2(a).
“KC Holdco 1” has the meaning set forth in the Preamble.
“KC Holdco 2” has the meaning set forth in the Preamble.
“KC Holdco 3” has the meaning set forth in the Preamble.
“KC SAP Cost Reimbursement” has the meaning set forth on Schedule VII.
“KC SAP Excess” means, as of any time of determination, the positive amount, if any, equal to (a) (i) K-C’s Percentage Interest multiplied by (ii) the SAP Costs minus (b) $30,000,000 minus 49% of the IT Expenses of Seller (as defined in the EAPA) as finally determined pursuant to Section 2.10 of the EAPA minus (c) all amounts paid to K-C instead of Suzano prior to the time of determination pursuant to the last sentence of Section 7.1(a). For the avoidance of doubt, if the calculation in this definition results in a negative number, the KC SAP Excess shall be equal to zero.
“K-C Parent” has the meaning set forth in the Preamble.
“KPMG” has the meaning set forth in Section 9.4(b).

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.
“Leverage Ratio” has the meaning set forth in the Treasury Principles.
“Liquidating Trustee” means the Managing Shareholder or such other Person appointed by the Managing Shareholder to serve as the liquidating trustee of the Company.
“Lock-Up Period” means (a) with respect to K-C, until the date that is three (3) years after the date hereof and (b) with respect to Suzano, until the later of (i) the date that is three (3) years after the date hereof and (ii) the date on which K-C and/or its Permitted Transferees cease to hold any Shares in the Company.
“Losses” has the meaning set forth in Section 11.1(b).
“Majority Vote” means, with respect to any matter to be voted on, the written approval of, or the affirmative vote by, a majority of the Directors serving on the Board entitled to vote.
“Managing Shareholder” means Suzano and any successor managing shareholder or managing member of the Company that is selected solely by Suzano.
“Material Accounting Engagements” means (a) with respect to Suzano Parent or Suzano, engaging KPMG (i) as its independent auditor to audit its consolidated financial statements, (ii) for any other accounting or audit engagement involving fees payable to KPMG in excess of $5,000,000 in any calendar year, (iii) for matters relating to this Agreement or the EAPA not expressly contemplated by this Agreement or the EAPA, or (iv) in any matter where KPMG would be advising the board of directors or other governing body of Suzano Parent, (b) with respect to the Company Group, engaging KPMG for any accounting or audit engagement involving (i) fees payable to KPMG in excess of $1,000,000 in any calendar year or (ii) matters relating to this Agreement or the EAPA not expressly contemplated by this Agreement or the EAPA, and (c) with respect to K-C Parent or K-C, engaging KPMG (i) as its independent auditor to audit its consolidated financial statements, (ii) for any accounting or audit engagement involving fees payable to KPMG in excess of $5,000,000 in any calendar year, (iii) for matters relating to this Agreement or the EAPA not expressly contemplated by this Agreement or the EAPA, or (iv) in any matter where KPMG would be advising the board of directors of K-C Parent.
“Measurement Time” means 11:59 p.m. Dallas, Texas time on the last day of the month immediately preceding the Trigger Date.
“Minimum Qualification Requirements” means has the meaning set forth on Schedule V.
“Necessary Investments” has the meaning set forth in Section 3.1(b).
“Net Indebtedness” has the meaning set forth on Schedule VII.
“Officers” means those Persons to which the Board has granted certain authority by means of granting unlimited or limited powers of attorney to represent and bind the Company Group.
“Other Indemnification Agreement” means one or more certificate or articles of incorporation, articles of association, by-laws, limited partnership agreement, limited liability company operating agreement, joint venture agreement and any other organizational document, and insurance policies maintained by any Shareholder, director or Affiliate of such Shareholder or Director or Officer providing for, among other things, indemnification of and advancement of expenses for any Covered Person for, among other things, the same matters that are subject to indemnification and advancement of expenses under Section 11.2 or Section 11.3.
“Percentage Interest” of a Shareholder means, as of any time of determination, a fraction (expressed as a percentage), the numerator of which is the aggregate number of Shares owned by such Shareholder (on an As-Converted Basis) and the denominator of which is the sum of the total number of Shares owned by all Shareholders (on an As-Converted Basis).
“Permits” means any consent, license, franchise, permit, waiver, approval, authorization, certificate, registration, concession, exemption, or other similar authorization issued or otherwise granted by, obtained from or made with any Governmental Authority.
“Permitted Encumbrances” means (a) liens for Taxes, assessments or other governmental charges (i) not yet delinquent or (ii) the validity or amount of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company Group, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of any member of the Company Group for a period greater than sixty (60) days, or the validity or amount of which is being contested in good faith by appropriate proceedings, and in each case for which there are adequate reserves on the financial statements of the Company Group, or pledges, deposits or other liens securing the performance of bids, trade Contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), and (c) with respect to real property: (i) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities; (ii) any right, interest, lien, title or other Encumbrance of a lessor or sublessor under any lease or other similar agreement or in the real property being leased; and (ii) all recorded exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances, in each of the foregoing clauses (i), (ii) and (iii), to the extent that such Encumbrance (A) does not materially and adversely affect the value of the applicable real property and (B) does not materially interfere with the ownership or use of the applicable real property by the Business, taken as a whole.
“Permitted Transferee” means (a) with respect to a specified Person, any controlled Affiliate of such Person, and (b) with respect to K-C, any Transferee of Shares pursuant to Section 9.4.
“Person” means an individual, corporation, private limited company, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
“Pre-Closing Reorganization” means the transfers, transactions and other steps of K-C Parent and its Subsidiaries specifically set forth on Schedule XI.
“Preemptive Right” has the meaning set forth in Section 4.2(d).
“Preferred Shares” means the single class of preferred shares in the capital of the Company.

“Preliminary Call Option Closing Statement” has the meaning set forth in Section 9.4(c).
“Proposed Candidate List” has the meaning set forth in Section 5.11(a).
“Prospective Transferee” has the meaning set forth in Section 9.3.
“Recoverable VAT Loan” has the meaning set forth in the EAPA.
“Relationship Banks” has the meaning set forth in the Treasury Principles.
“Representatives” has the meaning set forth in Section 13.1(a).
“Required Governmental Authorizations” has the meaning set forth in Section 9.4(d).
“Restricted Cash” means, with respect to any Person as of a specified time, any Cash to the extent not freely usable by such Person because such cash or cash equivalents are subject to Taxes, restrictions or limitations on use or distribution by applicable Law or Contract, including (a) restrictions on dividends and repatriations to such Person and (b) amounts held in escrow or in reserve pursuant to any letter of credit, surety bond or otherwise as collateral and amounts that are held as a deposit for the benefit of a third party.
“Restricted Territory” means (a) each ABU Geographic Region where the Business operates as of the date hereof and (b) any other jurisdiction or country other than the United States (excluding Puerto Rico), Korea, Mexico, Canada, Saudi Arabia, Bahrain, Qatar, Kuwait, Oman, the United Arab Emirates, Bolivia and Brazil.
“Restricted Transferee” means the Persons set forth on Schedule VI.
“SAP Costs” has the meaning set forth in Schedule VII.
“SAP Cost Reimbursement Amount” has the meaning set forth in Schedule VII.
“Second Call Option Notice” has the meaning set forth in Schedule VII.
“Senior Officers” has the meaning set forth in Section 5.11(a).
“Shareholder” means any Person named as a Shareholder of the Company on Schedule I attached hereto and any Person admitted as an additional Shareholder pursuant to the provisions of this Agreement, in each case, in such Person’s capacity as a Shareholder of the Company.
“Shareholder Affiliate” has the meaning set forth in Section 13.18(b).
“Shareholder Meeting Notice” has the meaning set forth in Section 6.1.
“Shareholders Register” has the meaning set forth in Section 2.11.
“Shares” means any issued and outstanding Common Shares and Preferred Shares.

“Specified Adjusted EBITDA” means, as of any specified date, the average of the Adjusted EBITDA of the Company Group, measured for the periods of the most recent two (2) consecutive years ending prior to such specified date, subject to the adjustment set forth in Section 9.4(b).
“SRO” has the meaning set forth in Section 8.1(c).
“Steering Committee” has the meaning set forth in Schedule VII.
“Strategic Alliance” has the meaning set forth in Section 2.12(c).
“Subsidiary”, with respect to any Person, means any other Person of which at least fifty percent (50%) of the outstanding voting securities or other voting equity interests are owned or Controlled, directly or indirectly, by such first Person.
“Supermajority Vote” has the meaning set forth in Section 5.7.
“Surviving Provisions” means Article I, Section 7.3, Article XI, Article XIII, Sections 1(d) and 1(e) of Part A and Sections 1(b) and 1(c) of Part B of Schedule 2.12(c), and Sections 4(a), 4(b), 4(c) and 4(f) of Annex I.
“Suzano” has the meaning set forth in the Preamble.
“Suzano Directors” has the meaning set forth in Section 5.2(a).
“Suzano Parent” has the meaning set forth in the Preamble.
“Target Leverage Ratio” has the meaning set forth in the Treasury Principles.
“Tax” or “Taxes” means (a) any non-U.S., U.S. federal, state or local net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, personal property (tangible and intangible), real property, goods and services, value added, transfer, franchise, profits, license, withholding, payroll, social security, employment, excise, severance, stamp, deed recording fee, occupation, premium, environmental or windfall profit tax, or other governmental fee, assessment or charge, in each case in the nature of a tax (including, for the avoidance of doubt, Pillar Two Tax), and (b) any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax described in the foregoing clause (a).
“Tax Annex” means the Tax Matters Annex attached hereto.
“Term Loan” has the meaning set forth in the Treasury Principles.
“Test Period” has the meaning set forth in the Treasury Principles.
“Third Party”, with respect to any Shareholder, means any Person (other than a Permitted Transferee of such Shareholder).
“Transfer” means, in respect of any Share, property or other asset of the Company Group, any direct or indirect (including through the transfer of equity interests of any Person that holds, or Controls any Person that directly or indirectly holds, such Share) sale, assignment, transfer, gift, distribution or other disposition or Encumbrance thereof or of a participation therein, or other conveyance of legal or beneficial interest therein, or any short position in a security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instruments, whether voluntarily, involuntarily or by operation of Law or any agreement or commitment to do any of the foregoing; provided that, notwithstanding anything herein to the contrary, the acquisition or Transfer of equity interests in K-C Parent or Suzano Parent, or the issuance of new equity interests by K-C Parent, Suzano Parent or any of their respective successor or ultimate parent entities shall not constitute a Transfer hereunder.
“Transferee” means any Person that is a transferee of a Shareholder’s interest in the Company, or part thereof.
“Treasury Principles” has the meaning set forth in Section 4.4.
“Trigger Date” has the meaning set forth in Section 9.4(a).
“Upper Limit” has the meaning set forth in the Treasury Principles.
“VAT” means (a) any value added tax imposed in compliance with (i) the European Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), or (ii) the Value Added Tax Act of 1994 in the United Kingdom and (b) any goods or services tax or sales tax (or similar tax) in any jurisdiction.
“Veto Matter” has the meaning set forth in Section 5.7.
Section 1.2    Interpretation. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(a)    when a reference is made in this Agreement to a Section, Article, Exhibit, Annex or Schedule, such reference is to a Section, Article, Exhibit, Annex or Schedule of this Agreement;
(b)    the table of contents and headings contained in this Agreement or in any Exhibit, Schedule or Annex are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;
(c)    all words used in this Agreement will be construed to be of such gender or number as the circumstances require;
(d)    the definitions contained herein are applicable to the singular as well as the plural forms of such terms;
(e)    any capitalized terms used in any Exhibit, Schedule or Annex but not otherwise defined therein shall have the meaning as defined in this Agreement;
(f)    all Exhibits, Schedules and Annexes annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein;
(g)    unless otherwise indicated, references herein:

(i)    to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and
(ii)    to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder;
(h)    the word “including” and words of similar import when used in this Agreement will mean “including, without limitation”, unless otherwise specified;
(i)    the words “hereof”, “herein”, “hereby”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement;
(j)    the term “or” is not exclusive;
(k)    the word “will” shall be construed to have the same meaning and effect as the word “shall”;
(l)    the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”;
(m)    references to “day” or “days” mean calendar days unless otherwise specified;
(n)    all time periods will be counted excluding the date when such period begins and including the last date when such period ends;
(o)    whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day;
(p)    references to a Person are also to its successors and permitted assigns;
(q)    unless otherwise indicated, “the Company Group” shall refer to each member of the Company Group; and
(r)    references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.
Section 1.3    General Undertakings and Agreements by the Shareholders. Each Shareholder, in its capacity as a shareholder of the Company and to the extent permitted by applicable Law as such Law relates to the ownership of Shares and to the Company Group, will, and will instruct and cause each Director nominated by such Shareholder to, cause the Company Group to conduct themselves in accordance with the terms of this Agreement.
ARTICLE II
ORGANIZATION
Section 2.1    Name. The name of the Company is FamPro Tissue Holdings B.V. The Business shall be conducted under such name or such other names that comply with the Law as the Board may select from time to time; provided, however, that the Business may not be conducted under any other name unless the Board approves it and in no event shall the name include a name that is an “Excluded Asset” under Section 2.2(g) of the EAPA.
Section 2.2    Term. The term of the Company shall commence on the date the notarial deed of incorporation was executed and shall continue in existence perpetually until the Company is dissolved in accordance with Article X and applicable Law.
Section 2.3    Principal Place of Business. The principal place of business of the Company shall be in Ede, the Netherlands, or such other place or places in the Netherlands as the Board may determine from time to time, and the Company shall have other regional offices and operations as the Board may determine from time to time.
Section 2.4    Central Management and Control. The Shareholders shall, and shall cause the Company to, use their commercially reasonable efforts to ensure that the central management and control of the Company is exercised in the Netherlands and the place of effective management of the Company is the Netherlands. The Shareholders shall cause the Company to use its commercially reasonable efforts to conduct its affairs in a manner that ensures it is a resident in the Netherlands, including with respect to income Taxes.
Section 2.5    Title to Company Property. All property of the Company, whether real, personal or mixed, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Shareholder, individually, shall have any direct ownership interest in such property.
Section 2.6    Purpose. The purpose of the Company is to engage in (a) the Business and (b) any and all lawful activities in accordance with its Articles of Association which the Board deems necessary or advisable in connection with the Business, together with all business activities related or incidental thereto, including actively managing its Subsidiaries against remuneration (to the extent approved by the Board), including actively managing and providing services to its Subsidiaries in exchange for remuneration (to the extent approved by the Board).
Section 2.7    Maintenance of Separate Existence. The Company shall conduct its business in its name and comply with all organizational formalities to maintain its separate existence, including holding regular meetings of Shareholders and maintaining its own records, books, resolutions and other entity documents.
Section 2.8    No Personal Liability. Except as provided by applicable Law, no Shareholder and no Director shall be personally liable for any obligations of the Company and, except as specifically provided in Article IV, no Shareholder shall have any obligation or be required to make any capital contribution or loan or otherwise advance any funds to the Company.
Section 2.9    Shares. The Company shall have two classes of shares, being Common Shares and Preferred Shares. All Common Shares shall have identical rights in all respects to all other Common Shares except as otherwise specified in this Agreement. All Preferred Shares shall have identical rights in all respects to all other Preferred Shares except as otherwise specified in this Agreement. The Preferred Shares and the Common Shares shall all have identical rights, preferences and privileges in all respects except as otherwise specified in this Agreement.
(a)    Common Shares. Each holder of Common Shares shall be entitled to one (1) vote for each Common Share.

(b)    Preferred Shares.
(i)    Each holder of Preferred Shares shall be entitled to vote together with the holders of Common Shares as a single class on any matter on which the holders of Common Shares are entitled to vote or to consent pursuant to this Agreement or applicable Law. Each holder of Preferred Shares shall be entitled to cast one vote for each share of Common Shares that would be issuable to such holder of Preferred Shares upon the conversion of all of the Preferred Shares held by such holder on the record date for the determination of shareholders entitled to vote or consent (at the conversion rate specified in Section 2.9(b)(ii)) and in accordance with Section 2.9(b)(ii). As long as the conversion rate specified in Section 2.9(b)(ii) is 1:1, the Articles of Association shall reflect that each holder of Preferred Shares shall be entitled to one (1) vote for each Preferred Share.
(ii)    K-C shall have the right to convert, at any time at its discretion, on a one-to-one basis, all (but not less than all) of its Preferred Shares into a number of Common Shares that is identical to the number of Preferred Shares held by K-C immediately prior to such conversion (such conversion, a “Conversion”); provided that such conversion rate shall be adjusted to reflect any stock splits, subdivision, combination, reclassification, and similar actions with respect to the Common Shares, if any, as if the Preferred Shares were converted into Common Shares immediately prior to the occurrence of such action or event. Upon Conversion, all rights with respect to such converted Preferred Share(s) shall immediately cease and terminate. The holder of such converted Preferred Share(s) will become the holder of the applicable newly issued Common Shares, which shall carry the same rights, privileges, duties, liabilities and obligations as other Common Shares in accordance with the Company’s Articles of Association and this Agreement. For clarity purposes, as of the date of this Agreement, a Conversion of the Preferred Shares held by K-C would result in a number of Common Shares that is equal to forty-nine percent (49%) of the total issued and outstanding Common Shares following such conversion.
(iii)    A Conversion will take place in accordance with the provisions of the Articles of Association pursuant to a written notice by K-C to the Company (by email shall suffice) of the irrevocable election to convert all the Preferred Shares. Upon the receipt of such irrevocable conversion request, the Company will immediately take action to effect such Conversion. To the extent necessary to achieve such Conversion, each of the parties hereto agrees to take all necessary actions and resolutions required to effect such Conversion.
Section 2.10    Admission of New Shareholders. New Shareholders may be admitted to the Company from time to time (x) in connection with an issuance of Shares by the Company, or (y) in connection with a Transfer of Shares, in each case, only on terms and conditions that are in accordance with this Agreement. Without limiting the generality of the foregoing:
(a)    New Shareholders receiving newly issued Shares shall obtain Shares and shall participate in the profits, losses, and distributions of the Company on such terms and with such amendments to this Agreement as are unanimously approved by the Shareholders.
(b)    A Transferee of any existing Shareholder’s Shares shall be admitted as a substitute Shareholder only if the Transfer to the Transferee is made in accordance with the requirements of Article IX (including the requirement that such Transferee becomes a party to this Agreement) and the Transferee complies with all of the terms of this Agreement applicable to it.
Section 2.11    Shareholders Register. The Company shall maintain a shareholders register (aandeelhoudersregister) (the “Shareholders Register”). The Shareholders Register shall set forth, at a minimum, the date as of which the Shareholders Register is effective, the then-current names, mailing address and contact information of the Shareholders, and the number of Common Shares or Preferred Shares, as applicable, held of record. The Board of the Company shall cause the Shareholders Register to be amended and updated to reflect the transfer of any shares in the share capital of the Company, the admission of additional Shareholders, the change of contact information of a Shareholder, the number of Shares and other information called for by the Shareholders Register, and such maintenance, amendment or supplementation, consistent with the terms of this Agreement, shall not require the approval of any Shareholder or any Supermajority Vote. The capitalization table of the Company as attached hereto as Schedule I provides for the name of, current mailing address and contact information of, and number of Common Shares and/or the Preferred Shares held by each of the Shareholders as of the date hereof.
Section 2.12    Waiver of Fiduciary Duties; Acquisition Opportunities.
(a)    This Agreement is not intended to, and does not, create or impose any duty (including any fiduciary duty, other than fiduciary duties which cannot be waived by Law) on any of the Covered Persons. Further, none of the Shareholders shall owe any duties of any nature whatsoever (including fiduciary duties) to the Company, the other Shareholders or any other Person as a result of this Agreement, other than fiduciary duties which cannot be waived by Law, and any liability for a breach of such waived duties is hereby waived and eliminated (to the fullest extent permitted by applicable Law). Further, the Shareholders hereby waive (to the fullest extent permitted by Law) any and all duties (including fiduciary duties) that, absent such waiver, may be implied or imposed by Law, and in doing so, recognize, acknowledge and agree that the duties and obligations of each Covered Person to one another and to the Company are only as expressly set forth in this Agreement, and all other duties (including fiduciary duties) are hereby eliminated and waived, all to the maximum extent permitted by Law.
(b)    Notwithstanding Section 2.12(a), in the event K-C Parent, Suzano Parent or any of their respective controlled Affiliates or any Director is offered or presented or develops or discovers an opportunity to acquire all or substantially all the equity interests or assets of a business or a brand of a Third Party (excluding, for the avoidance of doubt, any strategic alliance, joint venture or other similar partnership, which shall be exclusively governed by Section 2.12(c)) of the type and character that is consistent with the Business or strategy and goals of the Company Group (each, a “Corporate Opportunity”), irrespective of whether such Person believes that the Company would be able (financially or otherwise) or willing to pursue such Corporate Opportunity, such Person shall, prior to taking or failing to take any action that would prevent the Company Group from pursuing such Corporate Opportunity, offer to the Company the right to pursue such acquisition for the benefit of the Company. Subject to Schedule III and Section 12.3, if the Company, by vote of the Board, does not determine to pursue (or determines not to pursue) such Corporate Opportunity within twenty (20) days of its presentation to the Company, the presenting Director or Person therein shall be free to pursue such Corporate Opportunity or otherwise dispose of such Corporate Opportunity as such Person shall in its discretion determine.
(c)    Notwithstanding anything in this Agreement to the contrary (including Section 2.12(a)), if K-C Parent, Suzano Parent or any of their respective controlled Affiliates (in each case, solely while such Person is the ultimate parent of a Shareholder) or any Director is offered or presented or develops or discovers an opportunity to a strategic alliance, joint venture or other similar partnership that relates to the ownership of equity interests of or equity investment in any Person that is consistent with the Business or strategy and goals of the Company Group (each, a “Strategic Alliance”), irrespective of whether such Person believes that the Company Group would be able (financially or otherwise) or willing to pursue such Strategic Alliance, such Person shall, prior to taking or failing to take any action that would prevent the Company Group from pursuing such Strategic Alliance, offer to the Company the right to pursue such Strategic Alliance for the benefit of the Company. The K-C Directors will engage in good faith with the Suzano Directors in evaluating and discussing such Strategic Alliance (including by using commercially reasonable efforts to attend duly called meetings of the Board where the notice and agenda delivered to the Directors pursuant to Section 5.3(b) expressly indicates that the discussion and evaluation of a Strategic Alliance is on the agenda). The K-C Directors shall review and consider in good faith such Strategic Alliance, including by assigning appropriate internal resources and, if appropriate in K-C’s sole discretion, external resources, to review, consider and evaluate such Strategic Alliance and provide feedback to the Suzano Directors regarding such Strategic Alliance, including whether K-C believes such Strategic Alliance is reasonably expected to be beneficial to the Company Group. If the Company, by Supermajority Vote, does determine to pursue such Strategic Alliance within twenty (20) days of its presentation to the Company, then the Shareholders shall use their respective reasonable best efforts to pursue such Strategic Alliance through the Company Group in accordance with the provisions set forth in Schedule 2.12(c). If the Company does not determine to pursue (or determines not to pursue) such Strategic Alliance within twenty (20) days of its presentation to the Company because of the failure to obtain K-C’s or the K-C Directors’ vote or approval, as applicable, then the parties hereto agree to comply with the provisions, and shall be required to follow the procedures, set forth in Schedule 2.12(c).
ARTICLE III
BUSINESS PLAN AND ANNUAL BUDGET
Section 3.1    2025 and 2026 Annual Budget.
(a)    An initial estimated budget and operating plan of the Company Group for Fiscal Years ended December 31, 2025 and 2026 (the “2025 and 2026 Annual Budget”) is attached to this Agreement as Schedule 3.1(a).
(b)    Notwithstanding anything in this Agreement to the contrary (including Section 5.7), the Officers of the Company shall prepare and the CEO shall submit to the Board for approval, which approval shall require a Majority Vote, an amended 2025 and 2026 Annual Budget within ninety (90) days of the date hereof, which shall set forth, in addition to customary operating and capital budget matters, any additional expenses necessary to effectuate and complete the separation of the Business from K-C Parent as contemplated by the EAPA (such additional separation expenses, the “Necessary Investments”), solely to the extent such separation expenses are not to be borne exclusively by K-C Parent or its Affiliates pursuant to the terms of the EAPA or any Ancillary Agreement; provided, however, that if the projected Adjusted EBITDA, calculated by the Officers and submitted by the CEO to the Board for approval, based on the proposed amended 2025 and 2026 Annual Budget, is lower by more than ten percent (10%) than the Adjusted EBITDA, calculated by the Officers and submitted by the CEO to the Board for approval, based on the 2025 and 2026 Annual Budget set forth in Schedule 3.1(a), then the approval of the proposed amended 2025 and 2026 Annual Budget shall require a Supermajority Vote. Notwithstanding the foregoing, to the extent the Company is unable to implement and effectuate all the Necessary Investments contemplated by the 2025 and 2026 Annual Budget in the applicable Fiscal Years covered thereby, such Necessary Investments (assuming (x) receipt of the required approval, if applicable, set forth in the first proviso of this Section 3.1(b) and (y) that such Necessary Investments are in the same amounts and for the same projects as contemplated by the 2025 and 2026 Annual Budget) shall be automatically reflected and effectuated in the Annual Budget (as defined below) for the Fiscal Year ended December 31, 2027; provided, further, that such incorporation of Necessary Investments shall be excluded from and not taken into account for purposes of calculating any deviation from the Adjusted

EBITDA for the 2025 and 2026 Annual Budget set forth in Schedule 3.1(a) or the amended 2025 and 2026 Annual Budget.
Section 3.2    Subsequent Annual Budgets.
(a)    Beginning for the Fiscal Year ending December 31, 2027, and for each subsequent Fiscal Year, no later than ninety (90) days prior to the commencement of each such Fiscal Year, the Officers shall prepare and the CEO shall submit to the Board for approval, which approval shall require a Majority Vote (except as otherwise set forth below or with respect to a specific matter not previously contemplated by the then-applicable Annual Budget and Business Plan that is required to be approved by Supermajority Vote pursuant to Section 5.7), a draft financial and strategic business plan of the Company Group (the “Business Plan”) and annual operating and capital budget of the Company Group, broken down by Fiscal Quarters (the “Annual Budget”) for the applicable Fiscal Year (each, an “Annual Budget and Business Plan”). If the projected Adjusted EBITDA, calculated by the Officers and submitted by the CEO to the Board for approval, based on the proposed Annual Budget and Business Plan for the next Fiscal Year, is lower by more than ten percent (10%) than the Adjusted EBITDA, calculated by the Officers and submitted by the CEO to the Board for approval, based on the Annual Budget and Business Plan for the immediately prior Fiscal Year (as amended by the Necessary Investments (if applicable) and exogenous factors incurred during such Fiscal Year), then approval of the proposed Annual Budget and Business Plan for the next Fiscal Year shall require Supermajority Vote; provided, however, that, to the extent the matter or item that causes the deviation from such Adjusted EBITDA for the immediately prior Fiscal Year has already been approved by a Director appointed by K-C, such matter or item (in the same scope and amount, and on a substantially similar schedule, as was previously approved by such Director) shall be excluded from and not taken into account for purposes of calculating any such deviation from such Adjusted EBITDA for the immediately prior Fiscal Year.
(b)    The Shareholders shall request that the Board approve the Annual Budget and Business Plan no later than sixty (60) days prior to the commencement of each Fiscal Year. In the event the Annual Budget and Business Plan has not been validly approved by the Board pursuant to this Section 3.2 (including if required with respect to a specific matter not previously contemplated by the then-applicable Annual Budget and Business Plan that is required to be approved by Supermajority Vote pursuant to Section 5.7) by the commencement of the applicable Fiscal Year, the Annual Budget and Business Plan which applied to the year immediately prior to the Fiscal Year in which no Annual Budget and Business Plan has yet been approved by the Board in accordance with this Agreement, shall apply for such Fiscal Year (as adjusted to reflect an increase of three percent (3%) in the aggregate for inflationary purposes, effective as of January 1 of such Fiscal Year and as further increased in any line item in order to permit expenditures under any contract of the Company Group that is properly authorized under this Agreement and such expenditures were not contemplated in the prior Fiscal Year’s Annual Budget and Business Plan), until such time as the Board validly approves an Annual Budget and Business Plan for such Fiscal Year in accordance with this Section 3.2. For the avoidance of doubt, the approval by a K-C Director of any Annual Budget and Business Plan shall be deemed an approval of any matter expressly set forth in the Annual Budget or Business Plan that would otherwise require Supermajority Vote pursuant to Section 5.7.
(c)    In connection with the preparation of the Company’s Annual Budget and Business Plan, the Officers shall consult with K-C and its Representatives in the same manner and with the same frequency as it consults with Suzano and its Representatives.

ARTICLE IV
FUNDING; CAPITAL CALLS
Section 4.1    No Funding Obligation. Except as specifically provided in this Article IV, no Shareholder shall be required to make any capital contributions, make any loan or provide any credit support to the Company, and this Agreement shall not be construed or deemed and is not intended to constitute a guarantee of the obligations or liabilities of the Company or a maintenance agreement in respect of the Company.
Section 4.2    Funding and Capital Calls.
(a)    The Shareholders acknowledge that it is the intention of the Shareholders that the Company Group shall fund its ongoing operations from its cash from operations.
(b)    Subject to K-C’s approval rights set forth in Schedule III and the Treasury Principles, to the extent that the Board determines that additional funding beyond that available from its cash from operations is necessary for the operations of the Company Group (including any Approved Funding Requirements), such funding may be obtained through any one or a combination of the following sources at the election of the Board: (i) through external borrowing from financial sources on arms’ length terms, (ii) through Emergency Loans pursuant to Section 4.2(d), and (iii) through contributions in exchange for new equity, including by the Shareholders in proportion to each Shareholder’s respective Percentage Interest in the Company in accordance with Section 4.2(c) and subject to K-C’s approval rights set forth in Schedule III.
(c)    The Board may, with a Supermajority Vote, determine that additional Capital Contributions are necessary for the conduct of the Business. In that event, each Shareholder shall have the right (but not obligation) to participate in such additional capital contributions in accordance with its Percentage Interest. In the event that such funding is made in the form of additional Capital Contribution (a “Capital Call”) from the Shareholders, the Shareholders satisfying such Capital Call shall receive additional share(s) of Common Shares or Preferred Shares, as applicable, issued in accordance with formalities and requirements under applicable Law at the same implied price per Share as that paid for Suzano’s initial interest in the Company in connection with the transactions contemplated by the EAPA. The Company shall notify each Shareholder of the Capital Contribution to be made pursuant to this Section 4.2 by delivering a written notice to each Shareholder in accordance with Section 13.4 specifying (i) the aggregate amount of the Capital Call required at such time and (ii) the amount of the Capital Call to be provided by such Shareholder which amount shall be in accordance with such Shareholder’s Percentage Interest in the Company. To the extent that any Shareholder elects not to participate in (or do not elect to participate in a full Percentage Interest allocation of) a Capital Call, the other Shareholders that do elect to participate in full in such Capital Call shall have the right (but not the obligation) to increase their additional Capital Contributions pro rata in accordance with their respective Percentage Interests (as between those Shareholders who are participating in full) such that the total of the additional Capital Contribution equals the total amount of the Capital Call and, for the avoidance of doubt, no penalty shall be incurred by a non-funding Shareholder. Unless otherwise determined by the Board, by a Supermajority Vote, the funding of any such additional Capital Call shall be made within ten (10) Business Days following a Shareholder’s receipt of a Capital Call notice. For the avoidance of doubt, Shares shall be issued to the Shareholders pursuant to this Section 4.2(c) on the same date on which such Shareholder makes a Capital Contribution to the Company.

(d)    Notwithstanding anything to the contrary in this Agreement (including Section 5.7), in the event of an Emergency, and in the reasonable good faith determination of the Board that it would not be practical or feasible under the circumstances to obtain debt financing from a Third Party, if the Company and its Subsidiaries do not have sufficient Available Cash to satisfy the payment obligations of such Emergency, then K-C and Suzano shall have the right, but not the obligation and without the need for the consent or approval of any other Person, to fund their Percentage Interest portion of the funds that are reasonably necessary to respond to or remedy the Emergency (which total amount of funds shall be such amount reasonably necessary to respond to or remedy such Emergency as reasonably determined by the Board) (such total amount of funds, the “Emergency Required Funds”), through the issuance of a loan to the Company (an “Emergency Loan”), which loan shall comply with the terms set forth in Section 4.2(d)(i) below. If either K-C or Suzano does not elect to fund its full Percentage Interest of an Emergency Loan on the date on which any Emergency Loan is due as specified by the Board, then the Board shall permit the other Shareholder who shall have the right, but not the obligation, to fund 100% of the Emergency Required Funds. The Company shall, or shall cause its applicable Subsidiary, to use the proceeds from any such loan solely to respond to or remedy such Emergency (and in no event to pay any distributions to Shareholders pursuant to the Distribution Policy set forth in Section 7.1).
(i)    The Emergency Loan (i) shall be unsecured and the Shareholder (or its Affiliate) providing such Emergency Loan shall not be granted any Encumbrance on any assets or equity interests of the Company or any of its Subsidiaries, (ii) shall bear interest at an interest rate equivalent to such Shareholder’s cost of borrowing from a third party lender acting on an arm’s length basis at the time such Emergency Loan is issued, and in any event, at no greater than the maximum interest rate permitted by applicable Law, (iii) shall have a maturity date of not more than six (6) years, as reasonably determined by the Board taking into account, among other things, the Emergency and the amount of Emergency Required Funds; provided that the Emergency Loan shall require the Company Group to prepay (without penalty) in full such Emergency Loan prior to the payment of any distributions to Shareholders pursuant to the Distribution Policy set forth in Section 7.1, (iv) may, to the extent permitted by applicable Law and the terms of any existing credit facility of the Company or any of its Subsidiaries, require quarterly payments of interest and amortization of principal over the life of the Emergency Loan; provided that such payments shall only be required to be made in cash to the extent the Company Group has Available Cash which would otherwise be distributable to the Shareholders pursuant to the Distribution Policy set forth in Section 7.1 (and, to the extent such payments are not permitted to be made in cash (including because there is not sufficient Available Cash), such payments (or portion thereof) shall be made in-kind by adding the amounts thereof to the outstanding principal amount of the Emergency Loan), (v) shall provide for a “gross up” with respect to any Taxes required to be deducted or withheld in respect of interest, so that the Shareholder (or its Affiliate) providing the Emergency Loan receives the same net amount of payments (taking into account the deducted or withheld taxes) as it would have received if no deduction or withholding of taxes were required and (vi) shall, subject to Section 4.2(d)(iii), otherwise be on such other terms and conditions no more favorable to the Shareholder providing the Emergency Loan than such terms and conditions that the Company or its applicable Subsidiary could obtain from a third-party lender.
(ii)    No Shareholder (or any of its Affiliates) making an Emergency Loan to the Company or any of its Subsidiaries pursuant to Section 4.2(d) shall, in its capacity as a lender to the Company or any of its Subsidiary in respect of such Emergency Loan, (i) institute or consent to the institution of, or otherwise seek or cause, a Bankruptcy Event of the Company or any of its Subsidiaries or (ii) accelerate or exercise similar remedial actions with respect to such loan; provided, however, that the Shareholder making such Emergency Loan (or its Affiliate(s), as the case may be) shall be permitted to accelerate or exercise any other remedial actions in respect of such Emergency Loan in the event the

Company or any of its Subsidiaries or any of their respective creditors, receivers, custodians or trustees has independently instituted, sought or otherwise caused a Bankruptcy Event.
(iii)    Any Shareholder (or any Affiliate of a Shareholder) making an Emergency Loan to the Company or any of its Subsidiaries pursuant to Section 4.2(d) shall, to the extent legally permitted and practicable under the circumstances, use commercially reasonable efforts to seek to structure such Emergency Loan so as to minimize the imposition of any Taxes with respect to which a “gross up” would be required under Section 4.2(d), including, to the extent legally permitted and practicable under the circumstances, by (x) extending the Emergency Loan through a “local” Affiliate or an Affiliate located in a jurisdiction with an applicable income tax treaty and (y) providing the Company or any of its Subsidiaries any applicable tax forms, withholding certificates or any other information reasonably required to reduce or eliminate any such Taxes. The “gross up” set forth in Section 4.2(d) shall not apply to any Taxes measured by, or imposed upon, net income (including any franchise taxes imposed in lieu thereof).
Section 4.3    Preemptive Rights. Each Shareholder shall have the right (a “Preemptive Right”), but not the obligation, to participate in any issuance of additional Shares in the Company pro rata in accordance with such Shareholder’s Percentage Interest in the Company, for the same price and on the same terms as such issuance of additional Shares. The Company shall provide written notice (the “Issuance Notice”) to each Shareholder of any proposed issuance of new Shares in the Company. The Issuance Notice shall include the number of Shares to be issued, the price per Share, the terms of issuance, and the deadline for exercising the Preemptive Rights. Each Shareholder shall have a period of twenty (20) days from the date of the Issuance Notice (the “Exercise Period”) to notify the Company in writing of its intention to exercise its Preemptive Rights and to specify the number of Shares it wishes to acquire, up to its pro rata share. Each Shareholder electing to exercise its Preemptive Rights shall deliver the full purchase price for the Shares it has elected to acquire to the Company within the Exercise Period, or such other period as may be specified in the Issuance Notice. If any Shareholder fails to exercise its Preemptive Rights in full within the Exercise Period, the remaining Shares shall be offered to the other Shareholders who have exercised their Preemptive Rights in full, on a pro rata basis or as otherwise agreed among them. The Company shall provide written notice to such Shareholders of the remaining Shares and the additional period (not exceeding fifteen (15) days) within which they may elect to acquire such remaining Shares. Any portion of such Shares that is not acquired by the Shareholders pursuant to this Section 4.2(d) it may be offered by the Company to a third party purchaser approved by the Board, on terms no less favorable to the Company than those offered to the Shareholders, subject to the execution and delivery of a joinder agreement in the form attached hereto as Exhibit A.
Section 4.4    Target Leverage Ratio. The Company Group shall be managed so as to comply with the treasury principles set forth on Schedule X attached hereto (the “Treasury Principles”) and the Shareholders intend to cooperate in good faith to comply with such Treasury Principles.
ARTICLE V
BOARD; DIRECTORS
Section 5.1    Management of the Company. Subject to the provisions of this Agreement, the Articles of Association and applicable Laws, the management of the Company shall be vested exclusively in the Company’s board of directors (the “Board”), which may from time to time by resolution delegate authority to others to act on behalf of the Company. Subject to the Board’s duties and obligations under applicable Law, the Board shall exercise its duties in accordance with the instructions of the General Meeting and shall act in accordance with the provisions of this Agreement and the Articles of

Association. Subject to Section 5.7, any two directors acting jointly (as long as one of them is a Suzano Director) are authorized to represent the Company. Except as otherwise agreed by the Shareholders, no Shareholder shall have any right or authority to take any action on behalf of the Company or to bind or commit the Company with respect to third parties or otherwise.
Section 5.2    Board.
(a)    Each Shareholder shall appoint one or more individuals to the Board (each of such individuals, a “Director”). The total number of Directors shall be five (5), of whom (i) three (3) shall be designated by Suzano (the “Suzano Directors”) and (ii) two (2) shall be designated by K-C (the “K-C Directors”). The initial Directors as of the date of this Agreement shall be those Persons set forth in Schedule II.
(b)    Each Director shall serve indefinitely, until such Director is removed by the Shareholder that designated such Director pursuant to this Section 5.2, or otherwise until the earlier of such Director’s resignation or death. A Shareholder may at any time remove any Director designated by such Shareholder pursuant to this Section 5.2, with or without cause.
(c)    In the event a vacancy occurs on the Board as a result of the retirement, removal, resignation or death of a Director designated pursuant to this Section 5.2, such vacancy shall be filled by a person designated by the Shareholder, the removal, resignation or death of whose designee or nominee created the vacancy.
(d)    Officers, directors, employees or other representatives (including the accountants, attorneys and/or financial advisors) of a Shareholder entitled to designate a Director shall be permitted to attend Board meetings as non-voting observers upon invitation by the Chair or any Director (after 24 hours prior written notice by such Director to the Chair); provided that no more than three (3) such individuals shall be permitted to attend each Board meeting (unless otherwise agreed by a K-C Director and a Suzano Director, acting jointly).
(e)    Any Director may resign at any time by notifying the Company by the delivery of a written notice to the Chair. Such resignation shall be effective upon receipt of such notice by the Chair, or at such later time as is therein specified, and unless otherwise specified the acceptance of such resignation shall not be necessary to make such resignation effective.
(f)    Each Shareholder agrees to take all necessary or desirable actions, including to vote, or to act by written consent with respect to, all their respective Shares, to carry out and effect the Board composition (or any changes thereto) contemplated by this Article V, and to cause each Shareholder’s nominees to be duly elected to or removed from the Board, as applicable.
Section 5.3    Board Meetings; Quorum.
(a)    All meetings of the Board shall take place at a location in the Netherlands designated by the Board from time to time (or such other place as may be agreed by the Board). Directors shall in principle attend regular Board meetings in person (unless otherwise agreed to be held by means of a tele- or videoconference or similar communications equipment by the Board). If a Director is unable to attend such Board meeting in person, such Director may grant a proxy to one of the other Directors appointed by the same Shareholder who will attend the Board meeting in person. If none of the Directors appointed by the same Shareholder are available to attend such Board meeting in person, the Directors appointed by such Shareholder may participate in such meeting of the Board by means of a tele- or videoconference or similar communications equipment through which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute attendance and presence in person at such meeting.
(b)    Regular meetings of the Board shall be held at least quarterly or at such more frequent times as may be determined from time to time by the Chair. A special meeting of the Board may be called at any time by the Chair or any other Director. The Directors shall use commercially reasonable efforts to agree upon mutually convenient dates for regular and special meetings of the Board. Notice (which may be in writing or by any electronic, oral or telephonic means) must be given by the Chair to all of the Directors at least eight (8) Business Days in advance of any meeting of the Board unless waived by all of the Directors. A Director may waive notice of any meeting in writing or by email communication, or if such Director is present at such meeting, except if such Director attends the meeting for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting is not properly called or convened. A notice so given must include an agenda specifying items for decision, together with all reasonably available supporting materials or documents in respect of such matters. Any Director that wishes to have any additional matter discussed at any such meeting, shall give the Chair and each other Director not later than four (4) Business Days prior to any such meeting, notice of each matter it so wishes to discuss. Emergency meetings of the Board may be held at the offices of the Company (or such other place as shall be agreed by the Board) upon five (5) days’ telephone notice or such shorter notice period as may be reasonable given the urgency of matter to be discussed during the emergency meeting with a minimum notice period of twenty-four (24) hours, specifying in reasonable detail the nature of such emergency (to be confirmed by email communication) by any Director or the Chair.
(c)    Directors entitled to be present at a meeting of the Board shall be deemed to be present for all purposes if a Director is able (directly or via telephone or other generally accepted communication platforms that allow such Director to connect with video, audio and phone communication) to speak to and be heard by all those present or deemed to be present simultaneously.
(d)    The presence of that number of Directors representing at least a majority of the Board, including at least one (1) K-C Director and one (1) Suzano Director, shall constitute a quorum. A quorum must exist at all times of a meeting, including the reconvening of any meeting that has been adjourned, for any action taken at such meeting to be valid; provided that, if no K-C Director attends a Board meeting duly noticed to the Directors, such Board meeting shall be adjourned to a date that is not less than five (5) Business Days after the date of the original Board meeting, and such adjourned Board meeting shall not require the attendance of a K-C Director to satisfy the quorum requirements herein; provided that nothing in this Section 5.3(d) shall result in a waiver of the requirement for Supermajority Vote for any Veto Matters.
(e)    Each Director shall be entitled to cast one (1) vote; provided that, for all purposes of this Agreement with respect to Directors designated by a Shareholder, (i) a Director who is designated by a certain Shareholder and is present at a meeting of the Board shall have the right to cast the vote for the other Directors appointed by the same Shareholder if such other Directors are not otherwise present and provided a proxy has been granted to the attending Director, each time for a particular Board meeting, and (ii) if one or more vacancies remain as a result of a Shareholder’s failure to designate all Directors to which such Shareholder is entitled, the most senior Director designated by such Shareholder shall be entitled to cast such number of additional votes as the number of vacancies that exist for the Directors to be designated by such Shareholder.

(f)    Subject to Section 5.7, all matters submitted for approval by, or to a vote of, the Board shall be determined by Majority Vote.
Section 5.4    Resolutions in Writing. Any resolution or action required or permitted to be taken by the General Meeting or the Board, either at a meeting or otherwise, may be taken in writing outside a meeting of the General Meeting or the Board, as the case may be, signed by, (a) in the case of actions taken by the General Meeting, Suzano and K-C and provided that all Shareholders have agreed with this method of decision-making and the Directors must be given the opportunity to advise on the items to be resolved upon prior to the adoption thereof and (b) in the case of actions taken by the Board, all of the Directors then appointed to the Board and provided that all the Directors have agreed with this method of decision-making. Any such resolution or action to be taken in writing shall be circulated to all Shareholders or Directors, as applicable, to review at least four (4) Business Days in advance of execution.
Section 5.5    Company Minutes. The decisions and resolutions of the Directors and the Board shall be reported in minutes, which shall state the date, time and place of the meeting (or the date of the written consent in lieu of meeting), the Directors present at the meeting, the resolutions put to a vote (or the subject of a written consent) and the results of such voting (or written consent). The minutes shall be entered in a minute book kept at the principal office of the Company and a copy of the minutes shall be provided to each Director.
Section 5.6    Compensation. Unless otherwise expressly provided by resolution adopted by the General Meeting, none of the Directors shall, solely in such capacity, receive any stated remuneration or compensation for such Director’s services. The Company shall reimburse each Director for any reasonable and documented out-of-pocket expenses paid by such Director on account of such Director’s attendance at any meeting. Subject to the other terms of this Agreement, a Director may also be paid for serving the Company, its Affiliates or its Subsidiaries in other capacities (e.g., as an employee).
Section 5.7    Veto Matters; Deadlock. Notwithstanding anything to the contrary in this Agreement (other than Section 3.1(b), Section 3.2, Section 4.2(d), Section 9.4 and Schedule 2.12(c)), the Board or the General Meeting shall not adopt any resolution or take action by written consent with respect to any of the actions set forth on Schedule III attached hereto (each, a “Veto Matter”), as may be amended by Supermajority Vote, and the Company shall not take, and the Company shall cause its Subsidiaries not to take, any action with respect to a Veto Matter, unless the consent of the Board or the General Meeting (as applicable) has been obtained with respect to such Veto Matter and such consent includes the written approval of, or affirmative vote by, each of Suzano and K-C in their capacity as Shareholder (in the case of a Veto Matter decided by a General Meeting or via written resolution of the General Meeting pursuant to Section 5.4) or each of a Suzano Director and a K-C Director in their capacity as a Director (in the case of a Veto Matter decided by the Board in a meeting or via written resolution of the Board pursuant to Section 5.4) (“Supermajority Vote”). If a Veto Matter is validly decided upon by the Board (in case of a Veto Matter decided by the Boards) or the General Meeting (in case of a Veto Matter decided by the General Meeting) in accordance with this Section 5.7, all parties hereto shall use all powers vested in it to give full effect to such resolution or action (as the case may be), which shall include adopting the relevant resolutions and executing the relevant (notarial) deeds necessary under Dutch law (if any). A deadlock shall be deemed to have occurred if a proposal with respect to a Supermajority Vote or Veto Matter is not approved in accordance with this Section 5.7 at two (2) consecutive duly convened General Meetings or meetings of the Board (as applicable). In the event of a deadlock with respect to a Veto Matter to be decided by the Board, the Veto Matter shall be escalated to the General Meeting for resolution. In the event of a deadlock in a General Meeting, either K-C or Suzano may, at any time within twenty (20) days after the date on which a deadlock occurs, deliver written notice to the other Shareholder and to the Company stating that in its opinion a deadlock has occurred with respect to such Supermajority Vote or Veto Matter and identifying the matter giving rise to the deadlock (a “Deadlock Notice”), and upon receipt of such Deadlock Notice, K-C and Suzano shall be required to follow the procedures set forth in clauses (b) and (c) of Section 12.4 for resolution of Disputes.
Section 5.8    Board Approval Matters. Subject to the other limitations set forth in this Agreement and by applicable Law, including Section 5.7, the Board shall have authority with respect to all aspects of the affairs and operations of the Company. Without limitation of the foregoing, the Board shall not adopt any resolution with respect to the action set forth on Schedule IV attached hereto, unless such action is first presented at one meeting of the Board (it being understood and agreed by the parties hereto that the action set forth on Schedule IV shall in no event be deemed a Veto Matter or require Supermajority Vote).
Section 5.9    Board Committees. The Board shall be permitted to establish committees as it deems appropriate. Each committee shall consist of three (3) Directors, two (2) of which shall be designated by Suzano and one (1) of which shall be designated by K-C, with responsibilities of each such committee to be established by the Board in the committee charters. The committees shall be advisory in nature and may only make recommendations to the Board. Any such recommendations or other actions taken by such committees shall not be binding on the Board and the Board shall have no obligation to implement, or cause the implementation of, such recommendations.
Section 5.10    Chair. The chair of the Board (“Chair”) shall be one (1) of the Suzano Directors designated by Suzano in its sole discretion and shall preside at all meetings of the Board and of the Shareholders. The Chair shall have the right to call any meetings of the Board (including when requested by another Director) and shall be responsible for organizing the agenda of such meetings and any meetings of the Shareholders. In addition, the Chair shall have such powers and perform such other duties as from time to time may be assigned to him or her by this Agreement, the Articles of Association or by the Board.
Section 5.11    Officers.
(a)    The Board may, from time to time, delegate to one or more Officers such authority and duties as the Board may deem advisable and grant an unlimited or limited power of attorney to represent and bind the Company, and revoke such delegations and powers of attorney. The Officers of the Company shall include a CEO, a CFO, a Chief Operating Officer (the “COO”), and a Chief Compliance Officer (the “CCO” and, collectively with the CEO, the CFO and the COO, the “Senior Officers”). The Board shall be entitled to appoint additional Officers as it may deem advisable from time to time and any replacements thereof. The Officers shall be authorized to represent the Company within the scope of their power of attorney, under the direction of and, at all times, subject to the authority and supervision of the Board. The Board hereby delegates the authority and duties to each of the Senior Officers of the Company, by adoption of a written resolution of Board, substantially in the form as attached hereto as Schedule VIII, pursuant to which such powers of attorney are granted to the individuals set forth therein. Notwithstanding the foregoing, prior to the Board making any appointment of the CEO and/or the CFO (other than the Initial CEO and Initial CFO, which, for the avoidance of doubt, shall be appointed pursuant to the specified procedures set forth below), Suzano shall (i) first consult with K-C in good faith regarding the selection of the CEO and/or CFO, as applicable, and consider in good faith any candidates for the CEO and/or CFO position suggested by K-C that satisfy, in K-C’s reasonable discretion, the Minimum Qualification Requirements and (ii) following such consultation with K-C, deliver to K-C a list of three (3) candidates selected by Suzano for each of the CEO and/or CFO positions that satisfy, in Suzano’s reasonable discretion, the Minimum Qualification Requirements (the “Proposed Candidate List”). For a period of ten (10) Business Days following the delivery by Suzano of the Proposed Candidate List and prior to the Board making any appointment of the CEO and/or the CFO, K-C shall be permitted to reject one candidate for each of the CEO and/or CFO positions from the Proposed Candidate List by delivering written notice to Suzano; provided, that if K-C shall not deliver such written notice to Suzano within such ten (10)-Business Day period, then such rejection right shall be deemed irrevocably waived by K-C for all purposes of this Agreement. As of the date of this Agreement, the Board shall appoint those Persons set forth in Schedule II as the initial CEO (the “Initial CEO”) and initial CFO (the “Initial CFO”) by adoption of a written resolution of Board, substantially in the form as attached hereto as Schedule VIII, pursuant to which the powers of attorney are granted to the Initial CEO and the Initial CFO set forth therein. The Initial CEO shall propose to the Board the identity of the initial COO and initial CCO within sixty (60) days after the date of this Agreement, and the Board shall consider in good faith the Senior Officers proposed by the Initial CEO when appointing each Senior Officer. The powers of attorney to be granted to the COO and CCO are attached hereto on Schedule VIII.
(b)    In the event of any vacancy in the position of the CEO, the Board will delegate the authority and duties initially delegated to the CEO to the CFO until another CEO is validly appointed in accordance with the terms of this Agreement.
(c)    The Officers shall be entitled to receive for their services to the Company such compensation as may be determined by the Board from time to time, and such compensation shall be paid by the Company. The Officers shall at all times be subject to the supervision and control of the Board and shall conform to policies and programs established by the Board, and the scope of the Officers’ authority shall be limited to such policies and programs. The acts of the Officers shall bind the Company when within the scope of the powers of attorney granted to such Officers. The Officers shall keep the Board informed as to all matters of concern to the Company Group.
Section 5.12    Subsidiaries. Subject to the requirements of any applicable Law, the board of directors or similar governing body of any Subsidiary of the Company shall, unless otherwise determined by the Board, be comprised of employees of the Company or its Subsidiaries; provided that the board of directors or similar governing body of such Subsidiary shall not take any action that would require Supermajority Vote without first obtaining such approval; provided, further, that local country tax “substance” and “residence” requirements will be considered in the composition of any such board of directors or similar governing body.
ARTICLE VI
GENERAL MEETING
Section 6.1    Annual General Meeting. The annual General Meeting must be held annually within six (6) months of the end of each Fiscal Year. Other General Meetings will be held as often as a Shareholder, the Chair or the Board deems necessary (in each case in accordance with this Agreement and the Articles of Association). At least eight (8) Business Days’ prior written notice of each meeting of the Shareholders, including a description of the matters to be discussed thereat (a “Shareholder Meeting Notice”), shall be delivered to each Shareholder unless such notice is unanimously waived by all the Shareholders; provided, however, that in the event that no Shareholder Meeting Notice is delivered, a meeting of the Shareholders shall be validly held if all issued and outstanding Shares are represented thereat. Each Shareholder agrees to use commercially reasonable efforts to attend any meeting of the Shareholders with respect to which a Shareholder Meeting Notice has been duly delivered in accordance with this Section 6.1. Notwithstanding the foregoing, any action required or permitted to be taken at any meeting of the Shareholders may be taken without a meeting to the extent permitted by the Articles of Association and applicable Law, without notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of all of the issued and outstanding Shares.
Section 6.2    Voting Rights. The holders of Common Shares and Preferred Shares shall vote on matters presented at the General Meeting as a single class in accordance with Section 2.9(b)(i). Unless otherwise provided in this Agreement, the Articles of Association or prescribed by mandatory Dutch law, all resolutions of the General Meeting (including those at any adjourned meeting, if applicable) require a simple majority of the votes cast on an As-Converted Basis by the Shareholders present or represented at the meeting. For any General Meeting, the presence in person or by proxy of Shareholders owning more than sixty percent (60%) of the issued share capital of the Company shall constitute a quorum for the transaction of any business. If a quorum is not present within half an hour from the time appointed for holding the meeting, the meeting shall be adjourned to the same time and place eight (8) days later and the Shareholders present in person or by proxy at the adjourned meeting shall form a quorum for the transaction of any business.
ARTICLE VII
DISTRIBUTIONS
Section 7.1    Distributions. Subject to this Section 7.1, Section 7.2 and the Treasury Principles, distributions on Shares shall be made in accordance with the following distribution policy of the Company (the “Distribution Policy”): (a) from the date hereof until the fifth anniversary hereof, when and as determined and approved by the Board but at least once within fifteen (15) Business Days after the end of the Fiscal Quarter ending June 30 and the Fiscal Quarter ending December 31, Available Cash shall be distributed to the Shareholders proportionally in accordance with their respective Shares on an As-Converted Basis; provided, however, that for purposes of the Company’s initial distribution pursuant to the foregoing clause (a) for the first Fiscal Quarter ending June 30 or ending December 31, as the case may be, after the date of this Agreement, clause (b) of the definition of Available Cash shall be equal to the Minimum Cash (as defined in the EAPA), and (b) beginning after the fifth anniversary hereof and except during any EBITDA Insufficiency Delay Period, when and as determined and approved by the Board but at least once within fifteen (15) Business Days after the end of the Fiscal Quarter ending June 30 and the Fiscal Quarter ending December 31, (i) the first 20% of the Available Cash shall be distributed to the Shareholders holding Preferred Shares proportionally in accordance with their respective Preferred Shares and (ii) the remaining 80% of Available Cash shall be distributed to all the Shareholders proportionally in accordance with their respective Shares on an As-Converted Basis. The Company shall pay to the Shareholders the distributions of Available Cash payable pursuant to this Section 7.1 as promptly as practicable and in no event later than thirty (30) days following the resolution of the General Meeting. Subject to Section 7.2 and the Treasury Principles, any distributions are subject to approval of the Board in accordance with Article 2:216 of the Dutch Civil Code, and must be otherwise permitted under applicable Law, and subject always to the Company or its Subsidiaries maintaining any amount as determined by the General Meeting with Supermajority Vote. Notwithstanding the forgoing, with respect to each distribution of Available Cash payable pursuant to this Section 7.1, an amount equal to the KC SAP Excess shall be deducted from the amounts that would have been distributed to Suzano in respect of its Shares and shall instead be paid to K-C. The parties hereto agree that, for applicable Tax purposes, with respect to any distribution of Available Cash described in the immediately preceding sentence, such distribution shall be treated as having been made in accordance with the priorities set forth in the first sentence of this paragraph and, thereafter, Suzano shall be treated as having made a reimbursement payment to K-C in an amount equal to the KC SAP Excess, solely as a contractual settlement and reimbursement mechanism intended to compensate K-C for the KC SAP Excess.
Section 7.2    Limitations on Distributions. Notwithstanding anything in this Agreement to the contrary, no distribution shall be made (a) in violation of applicable Law, (b) in violation of any applicable covenant, obligation or other agreement of the Company Group set forth in any credit facility, loan agreement, security agreement, mortgage, debt instrument or similar agreement or obligation to which any member of the Company Group is a party or by which it is bound or to which its assets are subject, or (c) to the extent any Emergency Loan is outstanding, until such Emergency Loan is repaid in full by the Company Group, in the case of clauses (b) and (c), that has been entered into in compliance with the terms of this Agreement.
Section 7.3    Withholding. The Company shall withhold from any distribution otherwise payable to any Shareholder and remit to the applicable Governmental Authority any Taxes that are required to be withheld by applicable Law with respect to such Shareholder, as reasonably determined by the Board. Taxes withheld from any distribution otherwise payable to any Shareholder pursuant to the preceding sentence, or Taxes withheld from any amounts directly or indirectly payable to the Company or any of its Subsidiaries that are specifically attributable to any Shareholder (as reasonably determined by the Board), shall in each case be treated for purposes of this Agreement as a distribution to the applicable Shareholder. To the extent that the cumulative amount of Taxes allocable to a Shareholder for any period pursuant to this Section 7.3 exceeds the distributions to which such Shareholder is entitled for such period, then the applicable Shareholder shall promptly reimburse the Company for such excess. Each Shareholder shall indemnify the Company for any Taxes allocable to such Shareholder pursuant to this Section 7.3. Such obligation to indemnify the Company shall survive the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 7.3, the Company shall be treated as continuing in existence. The Company will use, and cause its Subsidiaries to use, commercially reasonable efforts to assist the Shareholders in obtaining any available reduced rate of, exemption from, or refund of Taxes pursuant to any applicable Tax treaty or other applicable law (including by obtaining a valid certificate from the applicable Governmental Authority prescribing a reduced rate of withholding). Upon request from any Shareholder in respect of which the Company or any of its Subsidiaries has withheld or paid Taxes in accordance with this Section 7.3, the Company shall provide, within ten (10) days of such request, copies of all valid receipts, certificates or other documentation evidencing that such withholding was remitted to the applicable Governmental Authority.
ARTICLE VIII
BOOKS AND RECORDS; FINANCIAL STATEMENTS
Section 8.1    Books and Records; Financial Statements.
(a)    At all times during the continuance of the Company, the Company shall (i) prepare and maintain separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Business (including by its Subsidiaries), in each case, in accordance with IFRS and GAAP consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement and (ii) devise and maintain a system of internal controls over financial reporting in accordance with the COSO Internal Control Framework that provides reasonable assurances that: (A) transactions that are material to the Company or the Business (individually or in the aggregate) are executed in accordance with management’s general or specific authorization; (B) transactions that are material to the Company or the Business (individually or in the aggregate) are recorded as necessary: (x)

to permit preparation of financial statements in conformity with IFRS and GAAP or any other criteria applicable to such statements and (y) to maintain accountability for assets. Such books of account shall at all times be maintained at the principal place of business of the Company and upon reasonable request in writing and reasonable prior notice shall be open to inspection and examination at reasonable times by each Shareholder and its duly authorized representatives for any purpose reasonably related to such Shareholder’s interest in the Company (provided that any such representative, if applicable, shall execute a confidentiality agreement reasonably satisfactory to the Company prior to any such inspection and examination). The books of account and the records of the Company shall be examined by and reported upon as of the end of each Fiscal Year by an internationally recognized U.S.-based “Big 4” firm of independent certified public accountants that shall be selected by the Board (the “Auditor”).
(b)    The following financial information (excluding any periods prior to January 1, 2025), prepared in accordance with GAAP and IFRS, shall be provided by electronic means or otherwise by the Company to each Shareholder at the times hereinafter set forth:
(i)    As soon as available and in any event within thirty (30) days after the close of each Fiscal Year, the audited consolidated financial statements and accompanying footnote disclosures of the Company and its Subsidiaries, examined by and certified to by the Auditors, including: (A) the audited consolidated balance sheet of the Company and its Subsidiaries as of the close of such Fiscal Year, (B) an audited consolidated statement of income of the Company and its Subsidiaries for such Fiscal Year (including a detailed income statement and statement of comprehensive income); and (C) an audited consolidated statement of the Company and its Subsidiaries’ cash flows for such Fiscal Year.
(ii)    As soon as available and in any event within ten (10) Business Days after the end of each Fiscal Quarter (A) unaudited consolidated financial statements (including a balance sheet and statements of income and cash flows for such Fiscal Quarter) of the Company and its Subsidiaries as of the end of such three-month period, consolidated statements of income of the Company and its Subsidiaries for such three (3)-month period (including a detailed income statement and statement of comprehensive income), in each case, unaudited and certified by the Chief Financial Officer or Treasurer of the Company, which unaudited consolidated financial statements may be subject to normal year-end adjustments and need not contain footnote disclosures required by IFRS or GAAP and (B) projected quarterly income statements for the current year.
(iii)    As soon as available and (A) in any event within four (4) Business Days after the end of each calendar month unaudited consolidated management accounts (including a balance sheet and cash flows) and (B) in any event within three (3) Business Days after the end of each calendar month, unaudited consolidated statements of income, in each case, reasonably reflecting the financial affairs of the Company and its Subsidiaries for such calendar month, which monthly management accounts may be subject to normal year-end adjustments and need not contain footnote disclosures required by IFRS or GAAP.
(c)    The Company shall use its reasonable best efforts to prepare or reasonably assist each Shareholder with preparing, or use its reasonable best efforts to cause to be prepared and provided, in a reasonably timely fashion upon reasonable prior written request by such Shareholder any (i) financial information (including the information described in Section 8.1(b) or other data relating to the Company and its Subsidiaries) and (ii) any other relevant information or data in each case, to the extent reasonably necessary, as reasonably determined in good faith by such Shareholder, for such Shareholder to (A) comply with GAAP, IFRS or its obligations under applicable Law or the rules and regulations of any securities exchange or “self regulatory organization” as defined in Section 3(a)(26) of the U.S. Securities Exchange Act of 1934 (“SRO”) (including reporting, filing and accounting obligations that may arise under applicable Law or the rules and regulations of any SRO in the course of such Shareholder’s business and financing activities) or (B) apply the equity method of accounting in accordance with GAAP and applicable Law.
(d)    From time to time, with reasonable promptness, the Company shall deliver to each Shareholder such other available information and financial data concerning the Company’s and its Subsidiaries’ condition and operations (financial or otherwise) as such Shareholder may reasonably request (taking into account applicable Law and any relevant privileges or binding confidentiality requirements), including to the extent available information reasonably necessary to assess the carrying value of such Shareholder’s investment (including financial forecasts, market data and updates on significant or legal developments); provided that such access shall only be upon reasonable advance notice in writing, during normal business hours and in such a manner as to not unreasonably interfere with the normal operation of the business of the Company Group. In providing any such requested information and financial data, the Company shall deliver such information in its possession to the requesting Shareholder and all other Shareholders substantially simultaneously. Following the end of each Fiscal Year, the Company shall conduct an annual assessment of its internal controls over financial reporting and provide the Shareholders with (i) drafts of any comfort letter and report relating to the Company’s assessment of its internal controls received from the Company’s independent auditors and (ii) copies of any final comfort letter and final report relating to the Company’s assessment of its internal controls received from the Company’s independent auditors, in each case, promptly after becoming available to the Board (and in any event no later than two (2) Business Days thereafter); provided that if the Company or any Director becomes aware of any material weakness or significant deficiency in the internal controls over financial reporting, the Company or such Director shall notify the Shareholders promptly (and in any event, no later than one (1) Business Day) after becoming aware (or such Director becomes aware) of such weakness or deficiency.
(e)    Promptly after the sending or filing thereof, the Company shall deliver to each Shareholder copies of all reports that the Company or any of its Subsidiaries sends to any of its creditors under any credit agreement or otherwise.
(f)    From time to time, the Company shall allow each Shareholder and its duly authorized representatives, upon reasonable advance notice in writing, during normal business hours and in such a manner as to not unreasonably interfere with the normal operation of the business of the Company Group, with reasonable access (taking into account applicable Law and any relevant privileges or binding confidentiality requirements) to the senior management and the Auditors of the Company for any purpose reasonably related to such Shareholder’s interest in the Company. A Shareholder shall, at least annually or more frequently if reasonably requested in writing, be permitted to audit (taking into account applicable Law and any relevant privileges or binding confidentiality requirements) at reasonable times and after reasonable advance notice in writing to the Company the books, records and financial statements of the Company in order to verify the accuracy of the financial information provided and to ensure compliance with IFRS and GAAP and shall be entitled to review the Company’s accounting procedures, financial reporting processes and internal controls over financial reporting; provided that any such private audit shall be at the expense of the Shareholder desiring it, and it shall not be paid for out of Company funds, and shall be done in a manner as to not unreasonably interfere with the normal operation of the business of the Company Group.

ARTICLE IX
RESTRICTIONS ON TRANSFER
Section 9.1    Certain Restrictions on Transfer or Encumbrance.
(a)    No Shareholder shall Transfer any Shares other than to a Permitted Transferee during the Lock-Up Period applicable to such Shareholder. If any Permitted Transferee to which Shares are transferred pursuant to this Section 9.1(a) ceases to be a Permitted Transferee of the transferring Shareholder, then such Person shall, as promptly as practicable, reconvey such Shares to the transferring Shareholder; provided, however, that nothing in this paragraph shall prohibit any party or any Permitted Transferee of such party from providing services to, or receiving services from, the Company or any of its Subsidiaries to the extent contemplated by the Ancillary Agreements (as defined in the EAPA).
(b)    Subject to compliance with the other provisions of this Article IX, after the expiration of the Lock-Up Period applicable to such Shareholder, Suzano and K-C shall be permitted to Transfer any or all of its Shares; provided that neither K-C nor any Permitted Transferee shall be permitted to Transfer any Shares to a Restricted Transferee or any of its controlled Affiliates.
(c)    No Transfer of Shares to a Transferee shall be effective if the purpose or effect of such Transfer shall have been to circumvent the express provisions of this Section 9.1. If the Transfer of Shares is subject to any prior regulatory consent or approval from any Governmental Authority, then such Transfer shall not occur prior to obtaining all applicable regulatory consents or approvals. Any attempted or actual Transfer in contravention of this Article IX, shall be invalid and of no effect and, to the extent permitted by applicable Law, void ab initio.
Section 9.2    Improper Transfer or Encumbrance. Notwithstanding anything herein to the contrary, any attempt not in compliance with this Agreement to make any Transfer of, or create, incur or assume any direct Encumbrance with respect to, any Shares shall be, to the extent permitted under applicable Law, considered null and void and of no force and effect, the purported transferee shall have no rights or privileges in or with respect to the Company, and the Company shall not give any effect in the Company’s records to such attempted Transfer or Encumbrance. Further, the parties engaging or attempting to engage in such Transfer shall be obliged to undo such Transfer (to the extent executed) and indemnify and hold harmless the Company and the other Shareholder(s) from all Losses that such indemnified Persons may incur (including incremental Tax liability and attorney fees and expenses) in enforcing the provisions of this Agreement related thereto.
Section 9.3    Transferees to Execute Agreement. Each Shareholder agrees that it shall not make any Transfer of any Shares unless contemporaneously with the consummation of any such Transfer, the Person (including, for the avoidance of doubt, any Transferee or Permitted Transferee) to whom such Transfer is proposed to be made (a “Prospective Transferee”) duly executes and delivers a joinder to this Agreement in the form attached hereto as Exhibit A. Upon the execution and delivery by such Prospective Transferee of such joinder and compliance with the provisions of Section 2.10, such Prospective Transferee shall be deemed a “Shareholder” for purposes of this Agreement and shall have the rights and be subject to the obligations of a Shareholder under this Agreement with respect to the Shares owned by such Prospective Transferee.
Section 9.4    Call Option.
(a)    Notwithstanding anything in this Agreement to the contrary (but subject to the terms of this Section 9.4 and Schedule 2.12(c)), at any time beginning on the first day after the third (3rd)

anniversary of the date hereof (such exercise date, the “Trigger Date”), Suzano shall have the right, but not the obligation, to purchase and acquire, subject to the terms and conditions of this Section 9.4, as elected by K-C, either (i) all (but not less than all) of the outstanding Shares held by K-C or any of its Affiliates (“Direct Shares”), (ii) all (but not less than all) of the outstanding equity interests of any Dutch Holdco Entity that holds Direct Shares (“Indirect Shares”) or (iii) any combination of Direct Shares and Indirect Shares that results in the Transfer of all (but not less than all) the outstanding Shares held by K-C Parent and its Affiliates (the Direct Shares, Indirect Shares or any combination thereof, as the case may be, the “Call Shares”) and K-C shall have the obligation, subject to the terms and conditions set forth in this Section 9.4, to Transfer to Suzano (or its designee) all the Call Shares, in each case, free and clear of all Encumbrances (other than restrictions on transfer created by this Agreement or under applicable securities Laws), at the Call Option Purchase Price determined in accordance with Schedule VII and this Section 9.4, by delivering to K-C a Call Option Notice (the “Call Option”). If K-C elects to Transfer any of its Indirect Shares pursuant to this Section 9.4(a), K-C Parent shall represent and warrant to Suzano that each Dutch Holdco Entity that holds such Indirect Shares, as of the Call Option Closing Date, (I) is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the Laws of the Netherlands and was formed solely for the purposes of holding the Shares and activities relating directly to the Pre-Closing Reorganization, and (II) has not (or shall not have) engaged at any time in any other business or activities other than those relating solely to holding the Shares and activities relating directly to the Pre-Closing Reorganization, and has not (or shall not have) any liabilities (contingent or otherwise), debts or obligations of any nature whatsoever or made any investments at any time other than holding the Shares or activities relating directly to the Pre-Closing Reorganization.
(b)    To exercise the Call Option, Suzano shall deliver to K-C written notice of such exercise (the “Call Option Notice”) containing (i) the scheduled date (the “Call Option Closing Date”) on which the Call Option is to be consummated (the “Call Option Closing”), (ii) Suzano’s calculation of (A) the Specified Adjusted EBITDA as of the Measurement Time and (B) the resulting Call Option Purchase Price (assuming, solely for this purpose, the Net Indebtedness, the CapEx Deviation, the SAP Cost Reimbursement Amount and the Input Costs Deviation is zero dollars ($0)), (iii) the form of consideration to be used to pay the Call Option Purchase Price, which shall be cash, and (iv) Suzano’s indication of whether Suzano has or has not engaged KPMG LLP (“KPMG”) for any Material Accounting Engagement in the two (2) years immediately prior to the date of such Call Option Notice. The Call Option Notice shall be irrevocable by Suzano. Upon receipt of the initial Call Option Notice, K-C shall either (x) consummate the Call Option Closing (subject to the determination of the Estimated Call Option Purchase Price pursuant to Section 9.4(c)) at 10:00 a.m. (Dallas, Texas time) with Suzano on the date that is the later of the Call Option Closing Date, or within five (5) Business Days of receipt of all Required Governmental Authorizations in accordance with Section 9.4(d) (or at such other date and time mutually agreed in writing upon by Suzano and K-C), or (y) if, and only if, the Specified Adjusted EBITDA as of the Measurement Time is less than the Baseline EBITDA, follow the procedures set forth on Schedule VII. Suzano may deliver the initial Call Option Notice prior to the first date on which Suzano is permitted to exercise the Call Option in accordance with Section 9.4(a) (but, for the avoidance of doubt, subject to Schedule 2.12(c), neither the Trigger Date nor the Call Option Closing Date shall occur prior to the first day after the third anniversary of the date hereof). Following K-C’s receipt of the Call Option Notice (except in the event of an EBITDA Insufficiency Delay Period) or the Second Call Option Notice, as applicable, K-C shall have forty five (45) days to deliver to Suzano a written notice of its good-faith disagreement (an “EBITDA Notice of Disagreement”) with respect to the calculation of the Specified Adjusted EBITDA as of the Measurement Time set forth in the Call Option Notice or the Second Call Option Notice, as applicable; provided that the Company and Suzano shall reasonably cooperate in good faith with K-C and provide K-C with the access contemplated by Section 8.1; provided, further, that K-C shall indicate in writing in such EBITDA Notice of Disagreement whether K-C has or has not engaged

KPMG for any Material Accounting Engagement in the two (2) years immediately prior to the date of such EBITDA Notice of Disagreement. If K-C delivers an EBITDA Notice of Disagreement, each of K-C and Suzano shall use its reasonable best efforts to seek to resolve in writing any differences that they may have with respect to each disputed item specified by K-C in the EBITDA Notice of Disagreement within thirty (30) days following delivery of the EBITDA Notice of Disagreement by K-C to Suzano. Any disputed items resolved in writing between K-C and Suzano within such thirty (30)-day period shall be final and binding with respect to such items, and if K-C and Suzano agree in writing on the resolution of each disputed item specified by K-C in the EBITDA Notice of Disagreement and the amounts of Specified Adjusted EBITDA, the amounts so determined shall be final and binding on K-C and Suzano for all purposes hereunder. If K-C and Suzano cannot resolve all such differences by 11:59 p.m. Dallas, Texas time on the day that is thirty (30) days after K-C delivers the EBITDA Notice of Disagreement, K-C and Suzano shall submit such dispute, and each of K-C and Suzano shall submit their respective good-faith calculations of the Specified Adjusted EBITDA as of the Measurement Time, in writing to KPMG (provided that, if KPMG declines to review the dispute, or any of K-C, Suzano or the Company have engaged KPMG for a Material Accounting Engagement in the two (2) years immediately prior to the exercise of the Call Option, then Suzano and K-C shall elect to submit such dispute to another internationally recognized U.S.-based firm of independent certified public accountants as mutually agreed between Suzano and K-C, and all the references to KPMG in this Section 9.4 shall be to such other Person). The Company, Suzano and K-C shall enter into a customary engagement letter with KPMG. The Company, Suzano and K-C shall use their commercially reasonable efforts to cause KPMG to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof. All communications with KPMG shall include at least one Representative of each of the Company, Suzano and K-C, and none of the Company, Suzano and K-C shall be permitted to communicate with KPMG other than as expressly set forth herein. KPMG shall consider only those items and amounts in Suzano’s and K-C’s respective calculations of the Specified Adjusted EBITDA as of the Measurement Time that are identified as being items and amounts to which Suzano and K-C have been unable to agree. The scope of the disputes to be resolved by KPMG shall be limited to correcting mathematical errors, determining whether any other non-recurring specific item included in Adjusted EBITDA was included in accordance with the definition of Adjusted EBITDA, and determining whether the items and amounts in dispute were determined in accordance with IFRS, and KPMG shall not be permitted to make any other determination. In resolving any disputed item, KPMG may not assign a value to any item greater than the greatest value or less than the smallest value for such item set forth on Suzano’s and K-C’s respective calculations of Specified Adjusted EBITDA, as applicable. KPMG’s determination of the Specified Adjusted EBITDA as of the Measurement Time shall be based solely on written materials submitted by the Company, Suzano and K-C (i.e., not on independent review); provided, further, that such determination shall be final and binding on both K-C and Suzano and shall not be subject to dispute resolution as set forth in Section 13.13. The final Specified Adjusted EBITDA shall be (i) if K-C does not trigger an EBITDA Insufficiency Delay Period, if applicable, and does not deliver an EBITDA Notice of Disagreement, the Specified Adjusted EBITDA as of the Measurement Time set forth in the Call Option Notice or the Second Call Option Notice, as applicable, (ii) if K-C delivers an EBITDA Notice of Disagreement, but Suzano and K-C resolve such differences, the Specified Adjusted EBITDA as of the Measurement Time agreed by Suzano and K-C and (iii) if KPMG is engaged pursuant to this Section 9.4(b), the Specified Adjusted EBITDA as determined by KPMG (each such amount, the “Final Specified Adjusted EBITDA”). The determination of the Final Specified Adjusted EBITDA shall be conclusive and binding upon the Company, Suzano and K-C and shall not be subject to appeal or further review, absent fraud or manifest error. Judgment or award may be entered upon the written determination of KPMG in accordance with Section 13.13. In acting under this Agreement, KPMG shall function solely as an expert and not as an arbitrator; provided that KPMG shall have the power to conclusively resolve differences in disputed items as specified in this Section 9.4(b).

(c)    At least five (5) Business Days prior to the Call Option Closing Date, the Company shall prepare, or cause to be prepared, and deliver to Suzano and K-C a statement (the “Preliminary Call Option Closing Statement”) that sets forth in reasonable detail the Company’s good faith estimate, in each case, determined as of 12:01 a.m. Dallas, Texas time on the Call Option Closing Date (the “Call Option Calculation Time”), of (i) Net Indebtedness (the “Estimated Net Indebtedness”), (ii) CapEx Deviation (the “Estimated CapEx Deviation”), (iii) the SAP Cost Reimbursement Amount (the “Estimated SAP Cost Reimbursement Amount”), (iv) the Input Costs Deviation (the “Estimated Input Costs Deviation”) and (v) the resulting calculation of the Call Option Purchase Price based on the Final Specified Adjusted EBITDA (the “Estimated Call Option Purchase Price”). Following the delivery of the Preliminary Call Option Closing Statement, but prior to the Call Option Closing Date, each of Suzano and K-C shall have the right (but not the obligation) to review the Preliminary Call Option Closing Statement. Prior to the Call Option Closing Date, the Company will review any comments proposed by K-C or Suzano with respect to the Preliminary Call Option Closing Statement and will consider, in good faith, any appropriate changes. Suzano, K-C and the Company shall in good faith seek to resolve any differences that they may have with respect to the computation of any of the items in the Preliminary Call Option Closing Statement; provided that if Suzano, K-C and the Company are unable to resolve such differences prior to the Call Option Closing Date, the amounts of Estimated Net Indebtedness, Estimated CapEx Deviation, Estimated SAP Cost Reimbursement Amount, Estimated Input Costs Deviation and Estimated Call Option Purchase Price as reflected in the Preliminary Call Option Closing Statement shall be used for purposes of calculating the Estimated Call Option Purchase Price to be paid on the Call Option Closing Date.
(d)    On the Call Option Closing Date, (i) K-C Parent, K-C or its applicable Affiliates, as applicable, shall execute and deliver a transfer agreement in form and substance reasonably acceptable to the transferor and the transferee providing for (or other instrument necessary to give effect to, including, if applicable, a notarial deed of transfer of shares executed by a Dutch civil-law notary) the Transfer and delivery of the Call Shares, free and clear of all Encumbrances (other than restrictions on transfer created by this Agreement or applicable securities Laws), to Suzano or its designee; and (ii) Suzano or its designee will pay the Estimated Call Option Purchase Price to K-C (or its nominee(s)) by wire transfer of immediately available funds to a bank account designated in writing by K-C Parent (or its nominee(s)) at least two (2) Business Days prior to the date the payment is due. The Shareholders agree that the Call Option Closing shall be subject to the receipt of all required regulatory consents or approvals from any Governmental Authority (“Required Governmental Authorizations”). Each of the Company, Suzano, K-C Parent and K-C shall use its reasonable best efforts to cooperate in obtaining such Required Governmental Authorizations (if any), including (A) cooperating with each other in connection with filings required to be made by any party under applicable Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Authorities and as to the contents of all communications with such Governmental Authorities; (B) to the extent practicable and permitted by Law or Governmental Authority, providing the other parties with a copy of notifications or filings in draft form and giving such other parties a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Authorities; (C) furnishing to the other parties all information within its possession that is required for any application or other regulatory filing to be made by the other party pursuant to the applicable Law in connection with the Required Governmental Authorizations; (D) promptly notifying each other of any material communications from or with any Governmental Authority with respect to the Required Governmental Authorizations and ensuring to the extent practicable and permitted by Law or Governmental Authority that each of the parties is entitled to attend any material meetings, conferences, telephone calls, or other substantive discussions with or other appearances before any Governmental Authority with respect thereto; (E) reasonably consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to applicable Law; and (F) without prejudice to any rights of the parties hereunder, reasonably consulting and cooperating in all respects with the other in defending all actions by or before any Governmental Authority challenging the consummation of the Call Option Closing. Each of the Company and K-C acknowledge and agree that Suzano shall determine the strategy to be pursued for obtaining and lead the effort to obtain all necessary Required Governmental Authorizations from the relevant Governmental Authorities in connection with the Call Option and the consummation of the Call Option Closing and each of the Company and K-C shall use its reasonable best efforts to take all actions to support Suzano in connection therewith.
(e)    Following consummation of the Call Option pursuant to which all of K-C’s Shares are acquired by Suzano (or its designee), subject to Section 10.1, the Managing Shareholder will amend this Agreement to reflect the withdrawal of K-C and the transfer of the Shares effective as of the Call Option Closing.
(f)    The fees and expenses of KPMG incurred pursuant to Section 9.4(b) shall be borne by the party whose calculation of Specified Adjusted EBITDA is furthest away from the Final Specified Adjusted EBITDA determined by KPMG.
(g)    Call Option Purchase Price True-Up.
(i)    Within sixty (60) days after the Call Option Closing Date, Suzano shall cause to be prepared and delivered to K-C and the Company a written statement (the “Call Option Final Closing Statement”) that shall include and set forth a good faith calculation in reasonable detail, in each case determined as of the Call Option Calculation Time, of (A) Net Indebtedness (the “Closing Net Indebtedness”), (B) CapEx Deviation (the “Closing CapEx Deviation”), (C) the SAP Cost Reimbursement Amount (the “Closing SAP Cost Reimbursement Amount”), (D) the Input Costs Deviation (the “Closing Input Costs Deviation”) and (E) the resulting calculation of the Call Option Purchase Price based on the Final Specified Adjusted EBITDA (the “Closing Call Option Purchase Price”). The Closing Net Indebtedness, the Closing CapEx Deviation and the Closing SAP Cost Reimbursement Amount (I) shall be prepared on a basis consistent with IFRS and (II) shall be based exclusively on the facts and circumstances as they exist prior to the Call Option Closing and shall exclude the effects of any event, act, change in circumstances or similar development arising or occurring on or after the Call Option Closing Date.
(ii)    The Call Option Final Closing Statement shall become final and binding on the sixtieth (60th) day following delivery thereof, unless prior to 11:59 p.m. Dallas, Texas time on the last day of such sixty (60)-day period, K-C delivers to Suzano written notice of its good-faith disagreement (a “Call Option Notice of Disagreement”) specifying in reasonable detail the nature and amount of any dispute as to the applicable Closing Net Indebtedness, Closing CapEx Deviation, Closing SAP Cost Reimbursement Amount or Closing Input Costs Deviation (and therefore the calculation of the Closing Call Option Purchase Price) as set forth in the Call Option Final Closing Statement. K-C shall be deemed to have agreed with all items and amounts of Closing Net Indebtedness, Closing CapEx Deviation, Closing SAP Cost Reimbursement Amount and Closing Input Costs Deviation not specifically referenced in the Call Option Notice of Disagreement, and such items and amounts shall be final and binding on the parties hereto and shall not be subject to review in accordance with this Section 9.4(g)(ii).
(iii)    During the thirty (30)-day period following delivery of a Call Option Notice of Disagreement by K-C to Suzano, Suzano and K-C in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of any of the Closing Net Indebtedness, Closing CapEx Deviation, Closing SAP Cost Reimbursement Amount or Closing Input Costs Deviation as specified therein. Any disputed items resolved in writing between K-C and Suzano within such thirty (30)-day period shall be final and binding with respect to such items, and if Suzano and K-C agree in writing on the resolution of each disputed item specified by K-C in the Call Option Notice of Disagreement and the amount of any of the Closing Net Indebtedness, Closing CapEx Deviation Closing SAP Cost Reimbursement Amount, or Closing Input Costs Deviation so determined shall be final and binding on the Company, Suzano and K-C for all purposes hereunder. If K-C and Suzano have not resolved all such differences by 11:59 p.m. Dallas, Texas time on the last day of such thirty (30)-day period, K-C and Suzano shall submit such dispute, in writing, to KPMG, their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amount of any of the Closing Net Indebtedness, Closing CapEx Deviation, Closing SAP Cost Reimbursement Amount or Closing Input Costs Deviation, and KPMG shall make a written determination as to the amount of the Closing Net Indebtedness, Closing CapEx Deviation, Closing SAP Cost Reimbursement Amount or Closing Input Costs Deviation. The Company, Suzano and K-C shall enter into a customary engagement letter with KPMG (provided that, if KPMG declines to review the dispute, then Suzano and K-C shall elect to submit such dispute to another internationally recognized U.S.-based firm of independent certified public accountants as mutually agreed between Suzano and K-C). The Company, Suzano and K-C shall use their commercially reasonable efforts to cause KPMG to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof. All communications with KPMG shall include at least one Representative of each of the Company, Suzano and K-C, and none of the Company, Suzano and K-C shall be permitted to communicate with KPMG other than as expressly set forth herein. KPMG shall consider only those items and amounts in the Company’s, Suzano’s and K-C’s respective calculations of the Closing Net Indebtedness, Closing CapEx Deviation, Closing SAP Cost Reimbursement Amount or Closing Input Costs Deviation, as applicable, that are identified as being items and amounts to which Suzano and K-C have been unable to agree. The scope of the disputes to be resolved by KPMG shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with IFRS, and KPMG shall not be permitted to make any other determination. KPMG’s determination of the Closing Net Indebtedness, Closing CapEx Deviation, Closing SAP Cost Reimbursement Amount or Closing Input Costs Deviation, as applicable, shall be based solely on written materials submitted by the Company, Suzano and K-C (i.e., not on independent review). The determination of KPMG shall be conclusive and binding upon the Company, Suzano and K-C. The final Closing Net Indebtedness shall be (A) if K-C does not deliver a Call Option Notice of Disagreement with respect to Closing Net Indebtedness, the Closing Net Indebtedness set forth in the Call Option Final Closing Statement, (B) if K-C delivers a Call Option Notice of Disagreement with respect to Closing Net Indebtedness, but Suzano and K-C resolve such differences, the Closing Net Indebtedness agreed by Suzano and K-C and (C) if KPMG is engaged pursuant to this Section 9.4(g)(iii), the Closing Net Indebtedness as determined by KPMG (the “Final Net Indebtedness”). The final Closing CapEx Deviation shall be (I) if K-C does not deliver a Call Option Notice of Disagreement with respect to Closing CapEx Deviation, the Closing CapEx Deviation set forth in the Call Option Final Closing Statement, (II) if K-C delivers a Call Option Notice of Disagreement with respect to Closing CapEx Deviation, but Suzano and K-C resolve such differences, the Closing CapEx Deviation agreed by Suzano and K-C and (III) if KPMG is engaged pursuant to this Section 9.4(g)(iii), the Closing CapEx Deviation as determined by KPMG (the “Final CapEx Deviation”). The final Closing SAP Cost Reimbursement Amount shall be (1) if K-C does not deliver a Call Option Notice of Disagreement with respect to Closing SAP Cost Reimbursement Amount, the Closing SAP Cost Reimbursement Amount set forth in the Call Option Final Closing Statement, (2) if K-C delivers a Call Option Notice of Disagreement with respect to Closing SAP Cost Reimbursement Amount, but Suzano and K-C resolve such differences, the Closing SAP Cost Reimbursement Amount agreed by Suzano and K-C and (3) if

KPMG is engaged pursuant to this Section 9.4(g)(iii), the Closing SAP Cost Reimbursement Amount as determined by KPMG (the “Final SAP Cost Reimbursement Amount”). The final Closing Input Costs Deviation shall be (x) if K-C does not deliver a Call Option Notice of Disagreement with respect to Closing Input Costs Deviation, the Closing Input Costs Deviation set forth in the Call Option Final Closing Statement, (II) if K-C delivers a Call Option Notice of Disagreement with respect to Closing Input Costs Deviation, but Suzano and K-C resolve such differences, the Closing Input Costs Deviation agreed by Suzano and K-C and (III) if KPMG is engaged pursuant to this Section 9.4(g)(iii), the Closing Input Costs Deviation as determined by KPMG (the “Final Input Costs Deviation”). Such determination of Final Net Indebtedness, Final CapEx Deviation, Final SAP Cost Reimbursement Amount and Final Input Costs Deviation shall not be subject to appeal or further review, absent fraud or manifest error. Judgment or award may be entered upon the written determination of KPMG in accordance with Section 13.13. In acting under this Agreement, KPMG shall function solely as an expert and not as an arbitrator; provided that KPMG shall have the power to conclusively resolve differences in disputed items as specified in this Section 9.4.
(iv)    If either of K-C Parent, Suzano Parent or the Company engage KPMG for any Material Accounting Engagement between the date of this Agreement and the final resolution and payment of the Closing Call Option Purchase Price (as adjusted), then Suzano or K-C, as applicable, shall have the right to submit any dispute under this Section 9.4 to another internationally recognized U.S.-based firm of independent certified public accountants as mutually agreed between Suzano and K-C, and all the references to KPMG in this Section 9.4 shall be to such other Person. The fees and expenses of KPMG shall be borne by Suzano and K-C in inverse proportion as they may prevail on the matters resolved by KPMG, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by KPMG at the time the determination of such firm is rendered on the merits of the matters submitted.
(v)    Until the resolution of any disputes pursuant to this Section 9.4, the Company will afford Suzano and K-C and their Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Business and the Company and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 9.4. The Company shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 9.4; provided that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants. The rights of any party hereto shall not be prejudiced by the failure of any other party hereto to comply with this Section 9.4.
(vi)    The Call Option Purchase Price shall be adjusted, upwards or downwards, as follows:
(A)    For the purposes of this Agreement, the “Call Option Net Adjustment Amount” means an amount, which may be zero, positive, or negative, equal to the difference between the Closing Call Option Purchase Price as determined pursuant to Section 9.4(g) and the Estimated Call Option Purchase Price, expressed as (I) a positive number if the Closing Call Option Purchase Price exceeds the Estimated Call Option Purchase Price and shall be an amount equal to the difference, (II) a negative number if the Estimated Call Option Purchase Price exceeds the Closing Call Option Purchase Price and shall be an amount equal to the difference or (III) zero if the Estimated Call Option Purchase Price equals the Call Option Closing Purchase Price.
(B)    If the Call Option Net Adjustment Amount is positive, the Closing Call Option Purchase Price shall be adjusted upwards in an amount equal to the Call Option Net Adjustment Amount, and Suzano shall pay an amount equal to the Call Option Net Adjustment Amount by wire transfer of immediately available funds to K-C (or to such other Person or Persons as K-C directs in writing).
(C)    If the Call Option Net Adjustment Amount is negative (in which case the “Call Option Net Adjustment Amount” for purposes of this Section 9.4(g)(vi)(C) shall be deemed to be equal to the absolute value of such amount), the Closing Call Option Purchase Price shall be adjusted downwards in an amount equal to the Call Option Net Adjustment Amount, and K-C shall pay an amount equal to the Call Option Net Adjustment Amount by wire transfer of immediately available funds to Suzano (or to such other Person or Persons as Suzano directs in writing).
(D)    If the Call Option Net Adjustment Amount is zero, then no adjustment to the Call Option Purchase Price shall be made.
(vii)    Payments in respect of Section 9.4(g)(vi) shall be made within five (5) Business Days after the date on which the Call Option Net Adjustment Amount is finally determined pursuant to the provisions of this Section 9.4(g) by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two (2) Business Days prior to such payment date. Any such payments shall be treated as an adjustment to the Call Option Purchase Price for applicable Tax purposes except to the extent otherwise required by applicable Law.
(h)    Each Shareholder agrees to cooperate fully with the Company, the Managing Shareholder and Suzano to effect the Call Option Closing, including using its reasonable best efforts to obtain all Required Governmental Authorizations, terminating and releasing all Encumbrances on the Shares (other than restrictions on transfer created by this Agreement or applicable securities Laws), and entering into any agreements and instruments and executing any certificates or other documents the Managing Shareholder reasonably deems necessary or appropriate to consummate the disposition of the Shares.
(i)    The exercise and consummation of the Call Option shall not require K-C to provide any representations or warranties other than representations, warranties and indemnities concerning K-C’s and any of its Permitted Transferees’ (A) good and valid title to, as applicable, the Call Shares, including the Preferred Shares, and that the Call Shares are being transferred free and clear of all Encumbrances (other than restrictions on transfer created by this Agreement or applicable securities Laws), (B) due incorporation and good standing, (C) power and authority to enter into and consummate the Call Option and the enforceability of the transfer documentation against K-C and any of its Permitted Transferees, and (D) if K-C elects to Transfer any of its Indirect Shares in compliance with, and subject to, Section 9.4(a), such Dutch Holdco Entity (I) is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the Laws of the Netherlands and was formed solely for the purposes of holding the Shares, (II) has not (and shall not have) engaged at any time in any other business or activities other than holding the Shares and activities relating directly to the Pre-Closing Reorganization, and (III) has no (and shall have no) liabilities (contingent or otherwise), debts or obligations of any nature whatsoever or made any investments at any time other than those relating solely to holding the Shares and activities relating directly to the Pre-Closing Reorganization.
(ii)    Suzano may not assign its right to purchase the Call Shares pursuant to this Section 9.4 to any Person other than a Subsidiary of Suzano Parent; provided, however, that, in the event of any such assignment, Suzano shall remain subject to its obligations set forth in this Section 9.4 upon any exercise of the Call Option.
(iii)    If K-C Transfers (A) all of its Shares prior to the exercise of the Call Option, references to “K-C” in this Section 9.4 shall refer to the ultimate parent entity of such Transferee and (B) a portion of its Shares prior to the exercise of the Call Option, references to “K-C” in this Section 9.4 shall refer to both K-C and the ultimate parent entity of such Transferee separately.
(i)    In connection with the purchase of the Call Shares pursuant to Section 9.4(a), Suzano shall not make an election pursuant to Section 338(g) of the Code (as defined in the Tax Annex) with respect to such purchase; provided that, if K-C shall have delivered written notice to Suzano no later than eight (8) months following the Call Option Closing Date, then either (i) Suzano shall make an election pursuant to Section 338(g) of the Code (as defined in the Tax Annex) with respect to the purchase or (ii) K-C Parent shall be permitted to make, or cause to be made, an election to close the taxable year of the entity that is sold pursuant to Treasury Regulations Section 1.245A-5(e)(3)(i), in each case, with respect to any entity that is a “controlled foreign corporation” for U.S. federal income Tax purposes.
(j)    Suzano shall be responsible for and pay all applicable transfer, sales, use, documentary, capital duty, stamp duty, stamp duty reserve, stock transfer, deed recording, excise and conveyance Taxes and other similar Taxes, duties, fees, or charges imposed by any Governmental Authority (including any VAT) as a result of, or payable or collectible or incurred in connection with, Suzano’s purchase of the Call Shares pursuant to this Section 9.4, together with any interest and penalties thereon, but excluding any Income Taxes.
ARTICLE X
TERM AND TERMINATION
Section 10.1    Termination. This Agreement shall terminate (a) by the mutual written consent of K-C and Suzano (on behalf of itself and the Company), (b) in respect of each Shareholder, subject to Section 9.3 in the event of a permitted Transfer, immediately upon it or its legal successors or permitted assignees (directly or indirectly) ceasing to hold any Shares or (c) at Suzano’s sole option and in its sole discretion, by Suzano’s written notice to the other parties hereto upon consummation of the Call Option Closing pursuant to Section 9.4; provided that the relevant parties shall thereupon have no further rights or obligations under this Agreement, but shall remain bound by the Surviving Provisions; provided, further, that the termination of this Agreement shall not release any party hereto from any liability for any breach of this Agreement by such party that occurred prior to, or in connection with, such termination.
Section 10.2    Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:
(a)    the unanimous vote of the General Meeting to dissolve, wind up and liquidate the Company; or
(b)    the entry of a decree of judicial dissolution under applicable Law.

Section 10.3    Liquidation. Following the unanimous vote of the General Meeting as set out under Section 10.2(a), the Liquidating Trustee shall immediately commence to wind up the Company’s affairs, subject to applicable regulatory approvals; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Shareholders to minimize the normal losses attendant upon a liquidation, which reasonable time shall include the statutory time limitation for creditors to object to the liquidation. Each Shareholder (and its Affiliates) shall pay to the Company all amounts then owing by it (and them) to the Company and its Subsidiaries. The proceeds of liquidation shall be distributed, as realized, in the following order and priority:
(a)    to creditors of the Company (including holders of Shares that are creditors to the extent otherwise permitted by Law), in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for distributions to holders of Shares; and
(b)    to the Shareholders proportionally in accordance with their entitlements under Section 7.1 (without giving effect to Section 7.2).
For purposes of making the liquidating distributions required by this Section 10.3, the Liquidating Trustee may determine, whether to distribute all or any portion of the assets of the Company in kind or to sell all or any portion of the assets of the Company and distribute the proceeds therefrom.
Section 10.4    Claims of Shareholders. The Shareholders shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Shareholders shall have no recourse against the Company or any other Shareholder or any other Person.
ARTICLE XI
LIABILITY AND INDEMNIFICATION
Section 11.1    Liability of Covered Persons.
(a)    Except as otherwise provided by applicable Law or this Agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.
(b)    Except as otherwise provided by applicable Law or this Agreement, no Covered Person shall be liable to the Company or any other Covered Person for any claims, suits, judgments, losses, damages, fines, penalties, fees or costs (including reasonable legal fees and expenses) (“Losses”) incurred by reason of any action taken or omitted to be taken by such Covered Person on behalf of the Company in their capacity as a Covered Person and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person hereby, by the Board or by an appropriate Officer, so long as such action or omission does not constitute fraud, gross negligence or intentional misconduct by such Covered Person.
(c)    Except as otherwise expressly required by applicable Law, a Shareholder, in its capacity as such, shall have no liability to the Company or to any other Shareholder in respect of any distributions wrongfully distributed to it unless such Shareholder had actual knowledge at the time of the distribution of facts indicating the impropriety of the distribution and if immediately after giving effect to such distribution all liabilities of the Company (other than liabilities to Shareholders or assignees on account of their Shares and liabilities as to which recourse is limited to specific property of the Company) exceed the Fair Market Value of the Company’s assets; provided, however, that a Shareholder shall have no liability under this Section 11.1 in respect of any distribution on or after the fourth (4th) anniversary of the distribution unless an action or claim to recover such distribution from such Shareholder is commenced prior to such fourth (4th) anniversary and an adjudication of liability against such Shareholder is made in connection with such action or claim.
Section 11.2    Indemnification by the Company.
(a)    To the fullest extent permitted by applicable Law, a Covered Person shall be entitled to indemnification from the Company for any Losses incurred by such Covered Person by reason of (i) such Person’s capacity as a Covered Person or (ii) any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company (including any act or omission taken or suffered by any of them in reliance upon and in accordance with the opinion or advice of experts, including of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation) and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any Losses incurred by such Covered Person by reason of fraud, gross negligence or intentional misconduct with respect to such acts or omissions or any act taken by such Covered Person purporting to bind the Company that has not been authorized pursuant to this Agreement; provided, however, that any indemnity under this Section 11.2 shall be provided out of and to the extent of Company assets only (including insurance and any agreements pursuant to which the Company and its Officers and Directors are entitled to indemnification), and no other Covered Person shall have any personal liability on account thereof.
(b)    In the event that any claim, demand, action, suit or proceeding shall be instituted or asserted or any Losses shall arise in respect of which indemnity may be sought by a Covered Person pursuant to Section 11.2(a), such Covered Person shall promptly notify the Company thereof in writing. Failure to provide notice shall not affect the Company’s obligations hereunder except to the extent the Company is actually and materially prejudiced thereby.
(i)    The Company shall have the right to participate in and assume and control the defense of any such claim, demand, action, suit or proceeding to the extent that the Company may wish and, in connection therewith, to retain counsel reasonably satisfactory to each Covered Person, at the Company’s expense, to represent each Covered Person and any others the Company may designate in such claim, demand, action, suit or proceeding. After notice from the Company to such Covered Person of the Company’s election to assume the defense of such claim, demand, action, suit or proceeding, the Company will not be liable for expenses subsequently incurred by such Covered Person in connection with the defense thereof. The Company shall keep the Covered Person reasonably advised of the status of such claim, demand, action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Covered Person with respect thereto.
(ii)    In any such claim, demand, action, suit or proceeding, any Covered Person shall have the right to retain its own counsel at its own expense; provided, however, that the fees and expenses of such Covered Person’s counsel shall be at the expense of the Company if (A) each other Shareholder and such Covered Person shall have mutually agreed to the retention of such counsel, (B) the Company shall have failed, within a reasonable time after having been notified of the existence of an indemnified claim, to assume the defense of such indemnified claim or (C) the named parties to any such claim, demand, action, suit or proceeding (including any impleaded parties) include both the Company and such Covered Person and representation of both parties by the same counsel would be inappropriate in the judgment of the Covered Person (as evidenced by the written advice of counsel) due to a material and actual conflict of interest between them and the Company shall have failed, within a reasonable time after having been notified of the Covered Person’s objection under this Section 11.2(b)(ii)(C) to such joint representation, to retain counsel for such Covered Person reasonably satisfactory to such Covered Person. It is understood that the Company shall not, in respect of the legal expenses of any Covered Person, in connection with any claim, demand, action, suit or proceeding or related claims, demands, actions, suits or proceedings in the same jurisdiction, be liable for the fees and expense of more than one separate firm (in addition to any local counsel reasonably satisfactory to the Company) for all such Covered Persons and that all such fees and expenses shall be reimbursed as they are incurred; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of a Covered Person (as evidenced by the written advice of counsel) for the same counsel to represent such Covered Person and any other Covered Person, then such Covered Person shall be entitled to retain its own counsel, in each jurisdiction for which the Covered Person reasonably determines counsel is required, at the expense of the Company.
(iii)    The Company shall not be liable for the entry of any judgment or any settlement of any claim, demand, action, suit or proceeding effected without its written consent (which consent shall not be unreasonably withheld or delayed), but if settled with such consent or if there be a final judgment for the plaintiff, the Company agrees to indemnify each Covered Person, to the extent provided in Section 11.2(a), from and against all Losses by reason of such settlement or judgment. The Company shall not enter any judgment or effect any settlement of any pending or threatened claim, demand, action, suit or proceeding in respect of which any Covered Person is seeking indemnification hereunder without the prior written consent of each such Covered Person (which consent shall not be unreasonably withheld, conditioned or delayed by any such Covered Person), unless such judgment or settlement includes an unconditional release of each such Covered Person from all liability and claims that are the subject matter of such claim, demand, action, suit or proceeding.
(iv)    As necessary or useful to the defending party in effecting the foregoing procedures, the parties shall reasonably cooperate in the execution and delivery of agreements, instruments and other documents and in the provision of access to witnesses, documents and property (including access to perform interviews, physical investigations or other activities).
(v)    The Company may purchase and maintain insurance, to the extent and in such amounts as the Board may deem reasonable or appropriate, on behalf of all Covered Person and other Persons, as the Board may determine, against any liability that may be asserted against, or expense that may be incurred by, any such Person in connection with the Company’s activities or such indemnities, whether or not the Company would have the power to indemnify such Person against such liabilities under the provisions of this Agreement. The Shareholders and the Company may enter into indemnity contracts with Covered Persons and such other Persons as the Board shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under this

Section 11.2 and Section 11.3 and containing such other procedures regarding indemnification as are appropriate.
(vi)    The right to indemnification and the advancement of expenses conferred in this Section 11.2 and Section 11.3 shall not be exclusive of any other right that any Covered Person may have or hereafter acquire under any statute, agreement, bylaw, vote of the Board or otherwise. The rights conferred upon any Covered Person in Section 11.2 and Section 11.3 shall be contract rights that vest upon the occurrence or alleged occurrence of any act or omission giving rise to any pending or threatened claim, demand, action, suit or proceeding, and such rights shall continue as to any Covered Person who has ceased to be a Director or Officer and shall inure to the benefit of such Covered Person’s heirs, executors and administrators. No amendment or repeal of any of the provisions of this Agreement shall limit or eliminate the benefits provided to the Shareholders under this Section 11.2 or this Article XI.
Section 11.3    Advancement of Expenses. To the fullest extent permitted by applicable Law, reasonable and documented expenses (including reasonable fees and expenses of counsel) actually and reasonably incurred by a Covered Person in defending any claim, demand, action, suit or proceeding which is subject to indemnification pursuant to Section 11.2 shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined by a court or other adjudicatory body of competent jurisdiction that the Covered Person is not entitled to be indemnified therefor as authorized in Section 11.2 hereof.
Section 11.4    Indemnification by the Shareholders. Each Shareholder (as applicable, the “Indemnifying Party”) shall indemnify and hold harmless the other Shareholder and such other Shareholder’s related Covered Person (as applicable, the “Indemnified Party”) from and against all Losses suffered or incurred by the Indemnified Party arising out of or resulting from any breach of any covenant or agreement of the Indemnifying Party contained in Section 9.4; provided, however, that, notwithstanding the above, the Indemnifying Party shall have no obligation to indemnify the Indemnified Party for claims by the Indemnified Party to the extent directly arising out of the Indemnified Party’s breach of its obligations under this Agreement. Solely to the extent that K-C elects to Transfer any of its Indirect Shares pursuant to Section 9.4(a), K-C Parent shall indemnify and hold harmless Suzano and its related Covered Persons from and against all Losses suffered or incurred by any such Person (a) arising out of or resulting from any breach of the representations and warranties set forth in the last sentence of Section 9.4(a) or Section 9.4(i)(i)(D) or (b) in connection with any liabilities (contingent or otherwise), debts or obligations of any Dutch Holdco Entity actually acquired by Suzano pursuant to Section 9.4. Notwithstanding anything to the contrary contained in this Agreement, no Indemnified Party shall be liable to the other party, whether in Contract, tort (including negligence and strict liability) or otherwise, at Law or in equity, and Loss shall not include any amounts, for any punitive, incidental, consequential, special or indirect damages, or for any loss of future profits, revenue or income, or loss of business reputation or opportunity, in each case, relating to the breach or alleged breach of Section 9.4, regardless of whether such damages were foreseeable.
Section 11.5    Value Added Taxes. Where this Agreement requires a party to this Agreement to indemnify, reimburse or otherwise compensate another party to this Agreement for any fees, costs, charges or expenses or pay any fees, costs, charges or expenses of another person, that first party shall also bear any VAT chargeable on the supply or supplies for which such fees, costs, charges or expenses are consideration, except to the extent that the relevant recipient or any Affiliate of the relevant recipient is entitled to credit or repayment in respect of such VAT from the relevant taxing authority.

Section 11.6    Other Indemnities. The Company acknowledges that one or more Covered Persons may have rights to indemnification, advancement of expenses or insurance provided by Persons other than the Company. The Company acknowledges and agrees that the obligation of the Company under this Agreement to indemnify or advance expenses to any Covered Person for the matters covered under Section 11.2 and Section 11.3 shall be the primary source of indemnification and advancement of such Covered Persons, and any obligation on the part of any Covered Persons under any Other Indemnification Agreement to indemnify or advance expenses to such Covered Persons shall be secondary to the Company’s obligation and shall be reduced by any amount that the Covered Persons may collect as indemnification or advancement from the Company. Notwithstanding the foregoing, any payments made to a Covered Persons by an insurance company shall not be reduced as a result of any indemnification payments made by the Company to such Covered Person and that such Covered Person shall not permit any such insurance company to be subrogated to such Covered Person’s rights without the prior written consent of the Board. If the Company fails to indemnify or advance expenses to a Covered Person as required or contemplated by this Agreement, and any other Person makes any payment to such Covered Person in respect of indemnification or advancement of expenses under any Other Indemnification Agreement on account of such unpaid indemnity or advancement, such other Person shall have the right to subrogate to the rights of such Covered Person under this Agreement in respect of and to the extent of such unpaid amounts.
ARTICLE XII
OTHER AGREEMENTS
Section 12.1    Further Assurances. Each of the Shareholders hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under Laws to consummate and make effective the transactions contemplated hereunder, including using reasonable efforts to obtain all applicable Permits. In case at any time after the date hereof, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each of the parties shall use their commercially reasonable efforts to take all such action.
Section 12.2    Insurance. Without limiting the terms of Section 11.2(b)(v), the Company shall, with the approval of the Board, purchase and maintain insurance for the Company to such extent and in such amounts as the Board may deem reasonable or appropriate against such hazards and liabilities as the Board may determine is commonly maintained by businesses similarly situated.
Section 12.3    Non-Compete; No Solicitation.
(a)    K-C Parent agrees that, for a period commencing on the date hereof and expiring on the third anniversary of the date on which K-C (or any of its Permitted Transferees) no longer owns, directly or indirectly, any Shares, neither it nor any of its controlled Affiliates shall, directly or indirectly, own, manage, operate, control, participate (including as a joint venture partner, agent, representative, consultant or lender) in, or render financial assistance to, any business or Person that engages in or competes with, or otherwise engage in any business that competes with, the Business anywhere in the Restricted Territory (a “K-C Competitive Activity”); provided, however, that this Section 12.3(a) shall not prevent K-C Parent or its Affiliates from (i) holding or making investments not in excess of two percent (2%) of the outstanding securities of any publicly traded entity that is engaged in the Business anywhere in the world; provided that neither K-C Parent nor its Affiliates has any active or controlling participation in the business of such entity, (ii) indirectly owning securities through ownership of shares the management of which is conducted by a registered investment company or mutual fund, (iii) action taken as required to comply with the Company Transfer Agreements or the Ancillary Agreements (each, as defined in the EAPA), (iv) participation in, and in the activities of, the Company Group as expressly required to comply with this Agreement, the EAPA and the Ancillary Agreements (as defined in the EAPA), (v) continuing to operate in (x) Russia and Kazakhstan subject to Section 5.25 of the EAPA and (y) Japan only until the Japan Assignment Date and subject to Section 2.12 of the EAPA, or (vi) acquiring, in connection with the operations of the Excluded Business (as defined in the EAPA), and, following such acquisition, continuing to hold or own a business or Person which also has a business line or division that is engaged in K-C Competitive Activity (“K-C Competitive Target”); provided that (A) for so long as K-C (or any of its Permitted Transferees) beneficially owns, directly or indirectly, any Shares, K-C Parent shall, and shall cause its applicable Affiliates to, contribute such K-C Competitive Target to the Company or one of its Subsidiaries designated by Suzano on arm’s length terms and conditions to be negotiated in good faith between K-C Parent and Suzano (on behalf of the Company); and (B) for the remainder of the three (3)-year period following the date on which K-C (or any of its Permitted Transferees) no longer owns, directly or indirectly, any Shares, if such K-C Competitive Activity generated more than 10% of such K-C Competitive Target’s consolidated annual revenues during the most recent completed fiscal year ending prior to the entry into the definitive agreement providing for the acquisition, K-C Parent and its Affiliates shall provide prompt written notice to Suzano on the closing date of such acquisition and shall cause such K-C Competitive Target to be fully divested to an unaffiliated third party within twelve (12) months after such acquisition.
(b)    K-C Parent agrees that, for a period commencing on the date hereof and expiring (x) with respect to the Transferred Employees (as defined in the EAPA) listed on Schedule 12.3(b), on the third anniversary of the date on which K-C (or any of its Permitted Transferees) no longer owns, directly or indirectly, any Shares and (y) with respect to any other Transferred Employees (as defined in the EAPA), on the third anniversary of the date of this Agreement, neither it nor any of its Affiliates shall directly or indirectly (i) solicit for employment or any similar arrangement any such Transferred Employee (as defined in the EAPA), or (ii) hire or assist any other Person in hiring any such Transferred Employee (as defined in the EAPA); provided, however, that this Section 12.3(b) (A) shall not apply to any Transferred Employees who have ceased to be employed by any member of the Company Group or any of its Affiliates for at least six (6) months before the commencement of any solicitation or encouragement by K-C Parent and its Affiliates otherwise prohibited by this Section 12.3(b), (B) shall not prohibit general solicitations for employment through advertisements or bona fide third-party recruiting firms not specifically directed toward employees of any member of the Company Group, and (C) shall not prohibit hiring resulting from generalized searches for employees through the use of bona fide public advertisements in the media or any recruitment efforts conducted by any recruitment agency not specifically directed toward employees of any member of the Company Group.
(c)    Each of Suzano Parent and the Company agrees that, other than with respect to the Non-ARD Business Employee (as defined in the EAPA), for the three (3) year period following the date of this Agreement, neither it nor any of its Affiliates shall directly or indirectly (i) induce, encourage or solicit for employment or any similar arrangement any employee of K-C Parent or its Selling Affiliates (as defined in the EAPA) with whom Suzano Parent and its Affiliates interacted in connection with Suzano Parent’s evaluation of the transactions contemplated by the EAPA (and not solely because any such employee is listed on an employee census or list) to leave such employment or to accept any other position or employment with any member of the Company Group, Suzano Parent or any of its Affiliates or (ii) hire or assist any other Person in hiring any such employee; provided, however, that this Section 12.3(c) (A) shall not apply to such employees who have ceased to be employed by K-C Parent or any of its Affiliates for at least six (6) months before the commencement of any solicitation or encouragement by Suzano Parent and its Affiliates otherwise prohibited by this Section 12.3(c), (B) shall not prohibit general solicitations for employment through advertisements or other means not specifically directed toward such employees of K-C Parent or its Affiliates, and (C) shall not prohibit hiring resulting from generalized searches for employees through the use of bona fide public advertisements in the media or any recruitment efforts conducted by any recruitment agency not specifically directed toward such employees of K-C Parent or its Affiliates.
(d)    From the date hereof until the date on which K-C (or any of its Permitted Transferees) no longer owns, directly or indirectly, any Shares, (x) Suzano Parent shall not engage in the Business (other than through the Company Group) in any jurisdiction or country in which the Company operates or sells its products as of the date hereof and (y) Suzano Parent and the Company Group shall not engage in the Business in the United States of America (excluding Puerto Rico), Canada, Korea, Mexico, Saudi Arabia, Bahrain, Qatar, Kuwait, Oman, the United Arab Emirates or Bolivia, in each case, without K-C’s prior written consent (such consent not be unreasonably withheld, delayed or conditioned) or except as otherwise permitted by this Agreement; provided, however, that this Section 12.3(d) shall not prevent Suzano Parent or any of its Affiliates from (i) holding or making any investments not in excess of two percent (2%) of the outstanding securities of any publicly traded entity that is engaged in the Business anywhere in the world; provided that neither Suzano Parent nor its Affiliates has any active or controlling participation in the business of such entity, (ii) indirectly owning securities through ownership of shares the management of which is conducted by a registered investment company or mutual fund, (iii) taking any actions required to comply with the Company Transfer Agreements or any Ancillary Agreements (each, as defined in the EAPA), (iv) participating in, and in the activities of, the Company Group as expressly required to comply with this Agreement, the EAPA and the Ancillary Agreements (as defined in the EAPA), (v) acquiring, in connection with its operations and, following such acquisition, continuing to hold or own a business or Person which also has a business line or division that is engaged in the Business in any jurisdiction or country in which the Company operates or sells its products as of the date hereof; provided that for so long as Suzano (or any of its Permitted Transferees) owns, directly or indirectly, any Shares, Suzano Parent shall, and shall cause its applicable Affiliates to, contribute such business line or division to the Company or one of its Subsidiaries designated by Suzano (as agreed by K-C) on arm’s length terms and conditions to be negotiated in good faith between K-C and Suzano (on its behalf and on behalf of the Company), (vi) engaging in, or acquiring, owning, managing or operating any Person or business that engages in, the design, research, testing, manufacturing, marketing, development, distribution or sale of any paper (including any specialty paper, coated paper or uncoated paper), molded fiber, paperboard, cardboard and/or other similar paper articles or any businesses or activities that are extensions thereof (in each case other than consumer and professional tissue paper products sold by the Company Group), or (vii) engaging in the sale of parent reels or hard rolls in any country or jurisdiction in Latin America and the Caribbean (other than Mexico); provided that the aggregate volume of products sold by Suzano Parent and its Affiliates (other than the Company Group) in connection with such activities does not exceed 50,000 metric tons per calendar year.
(e)    Each of Suzano and the Company agrees that, for the three (3)-year period following the date of this Agreement, neither the Company nor any of its Affiliates shall directly or indirectly use the trademarks included in the Transferred Intellectual Property (as defined in the EAPA) in connection with the sale of any products set forth on Schedule 12.3(e) that are sold by K-C and its Affiliates.
(f)    The parties hereto acknowledge that the restrictions set forth in this Section 12.3 are reasonable in scope, geographic area and duration. The parties hereto further acknowledge that the restrictions set forth in this Section 12.3, including with respect to scope, geographic area and duration, are necessary, reasonable and fair in all respects to protect Suzano’s and K-C’s significant investment in the Business, including its goodwill, and that Suzano and K-C would not enter into this Agreement without the restrictions contained in this Section 12.3. It is the desire and intent of the parties hereto that the provisions of this Section 12.3 be enforced to the fullest extent permissible under applicable Law. It is expressly further understood and agreed that although K-C Parent, K-C, Suzano Parent and Suzano consider such covenants to be necessary, fair and reasonable, if a judicial determination is made by a court of competent jurisdiction that the time period or any other restriction contained in Section 12.3 is an invalid or unenforceable restriction against K-C Parent or any of its Affiliates or Suzano Parent or any of its Affiliates, as applicable, the provisions of Section 12.3(a) or Section 12.3(d), as applicable, shall not be rendered void but shall be deemed amended to apply to such maximum time period and to such maximum extent as such court may judicially determine or indicate to be enforceable. Therefore, the parties hereto agree that money damages would not be a sufficient remedy for any threatened or actual breach of Section 12.3(a) by K-C Parent or Section 12.3(d) by Suzano Parent or any of their respective Affiliates, and that, in addition to all other remedies it may be entitled to, the non-breaching party shall be entitled to specific performance, or injunctive or other equitable relief in order to enforce or prevent any breach of this Section 12.3 without the requirement of posting a bond, other security or any similar requirement. The time period that Section 12.3(a) shall be in effect shall be extended by the length of any period during which K-C Parent or any of its Affiliates is in breach of the terms of Section 12.3(a), and the time period that Section 12.3(d) shall be in effect shall be extended by the length of any period during which Suzano Parent or any of its Affiliates is in breach of the terms of Section 12.3(d).
Section 12.4    Informal Dispute Resolution Process.
(a)    Subject to Section 9.4(c) and Section 9.4(h)(iii), all Disputes between the Shareholders shall be resolved in accordance with the dispute resolution procedures set forth in this Section 12.4. Notwithstanding the foregoing, (i) the Shareholders may at any time seek injunctive relief from a court of competent jurisdiction, and (ii) nothing herein shall prevent a Shareholder from defending or pursuing any claim or cause of action in a court or other proceeding against a third party that has been initiated by such third party.
(b)    In the event of a Dispute between the Suzano Directors and the K-C Directors in their capacity as a Director with respect to a Veto Matter decided by the Board pursuant to Section 5.7, the Suzano Directors and the K-C Directors will use all reasonable best efforts to reach a satisfactory resolution by referring the Dispute to the Shareholders. In the event the Shareholders are unable to resolve such Dispute within ten (10) days or of a Dispute between the Shareholders, the Shareholders will use all reasonable best efforts to reach a satisfactory resolution by referring the Dispute to senior management of Suzano Parent and K-C Parent. Senior management of Suzano Parent and K-C Parent (or the ultimate parent entity of any Permitted Transferee) will meet as soon as possible, on no less than eight (8) days’ written notice, unless specifically agreed otherwise, and shall enter into negotiations in good faith aimed at resolving any such Dispute. Senior management of Suzano Parent and K-C Parent (or the ultimate parent entity of any Permitted Transferee) shall examine any submissions by the Shareholders, and shall, if the Dispute cannot be resolved immediately, agree to convene for further negotiations aimed at resolving the Dispute.
(c)    In the event that senior management of Suzano Parent and K-C Parent (or the ultimate parent entity of any Permitted Transferee) is unable to resolve the Dispute within twenty (20) days after commencement of negotiation by such senior management, then, at the request of any Shareholder, such Dispute shall be submitted to the chief executive officer of each of K-C Parent and Suzano Parent (or the ultimate parent entity of any Permitted Transferee), who shall meet as soon as reasonably practicable (but in any event no later than ten (10) days after the expiration of the twenty (20)-day period referred to in this Section 12.4(c)) and use reasonable best efforts to resolve the issue subject to the deadlock. If there is no resolution at the meeting between the chief executive officers of each of K-

C Parent and Suzano Parent (or the ultimate parent entity of any Permitted Transferee) (or following any further mutually agreed period), the status quo will prevail.
ARTICLE XIII
MISCELLANEOUS
Section 13.1    Confidential Information.
(a)    Each Shareholder (i) shall, and shall direct its officers, directors, managers, principals, employees, attorneys, accountants, auditors, advisors, bankers and agents to the extent such Persons have received any Confidential Information (as defined herein) (collectively, “Representatives”) and use its reasonable best efforts to cause its Affiliates and their Representatives, to the extent such Persons have received any Confidential Information, to maintain in strictest confidence the existence and terms of this Agreement and any and all information relating to the Company Group or the other Shareholders that is confidential, non-public or proprietary information of, or that constitutes trade secrets of, the Company Group or the other Shareholders, as applicable, including (A) any information about properties, employees, finances, businesses and operations of the Company Group or the other Shareholders; (B) any financial, commercial, technical or other information relating to the Company Group; (C) any information or knowledge pertaining to any existing projects or projects in development of the Company Group; (D) the identity of and any information pertaining to any Person with which the of the Company Group, the other Shareholders or their respective Affiliates have a business relationship or prospective business relationship; (E) the terms, conditions and prices of any contract between the Company Group and any other Person; (F) information pertaining to employees, and contractors; (G) any information about products, formulae, specifications, designs, processes, inventions, discoveries, technologies, trademarks, patents and know-how of the Company Group; and (H) all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by a receiving Shareholder or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to or acquired by such Shareholder (“Confidential Information”), and (ii) other than as permitted by Section 13.1(b), shall not disclose, and shall cause its controlled Affiliates, and shall direct its Representatives, its Directors and their respective Representatives not to disclose, any Confidential Information to any Person other than to the other Shareholders and the Company Group (including the agents, employees and attorneys thereof and the Affiliates and their Representatives), except only to the extent such disclosure is (x) required by applicable Law or legal process (including pursuant to any listing agreement with, or the rules or regulations of, any national securities exchange on which any securities of such Shareholder (or any Affiliate thereof) are listed or traded or the Securities Exchange Act of 1934, as amended, or any other securities Laws applicable to such Shareholder or its Affiliates), (y) to a credit rating agency or to a taxing authority or (z) to the extent necessary for the purposes of a Shareholder’s or its Affiliates’ Tax, accounting and similar reporting requirements, in which event the Shareholder making such disclosure or whose Affiliates or Representatives are making such disclosure shall so notify the other Shareholders as promptly as practicable (and if possible, prior to making such disclosure) to the extent permitted by applicable Law and shall seek confidential treatment of such information.
(b)    Notwithstanding Section 13.1(a):
(i)    Any Shareholder or any Representative thereof may disclose any Confidential Information for bona fide business purposes on a strict “need to know” basis to its Affiliates, its board of directors (or equivalent governing body), its Representatives and its and its Affiliates lenders (to the extent required for the compliance with its obligations under any existing or contemplated financing arrangements); provided that in each such case each such

Person agrees to keep such Confidential Information confidential in the manner set forth in this Section 13.1;
(ii)    Any Shareholder may disclose any Confidential Information in connection with any proposed Transfer of its Shares (to the extent permitted by the terms of this Agreement) to any Person to which such Shares may be Transferred without consent of the Board or the Shareholders, but only after any such Person agrees to keep such Confidential Information confidential in a manner no less restrictive than the terms of this Section 13.1; and
(iii)    The provisions of Section 13.1(a) shall not apply to, and Confidential Information shall not include:
(A)    any information that is or has become generally available to the public other than as a result of a disclosure by any Shareholder or any Affiliate or Representative thereof in breach of any of the provisions of this Section 13.1;
(B)    any information that a Shareholder can reasonably demonstrate has been independently developed by such Shareholder (or any Affiliate thereof) without (x) reference to any Confidential Information or (y) violating any of the provisions of this Agreement or any other obligation of confidentiality or secrecy to which such Shareholder is bound; or
(C)    any information made available to such Shareholder (or any Affiliate thereof), on a non-confidential basis by any third party who is not known by the Shareholder (after reasonable inquiry) to be prohibited from disclosing such information to such Shareholder by a legal, contractual or fiduciary obligation to the other Shareholder or any of its Representatives.
(c)    Except as otherwise expressly provided for in this Section 13.1, Confidential Information received hereunder shall be used by each Shareholder and its Affiliates solely for use in connection with such Shareholder’s investment in the Company and with respect to the Company Group.
(d)    Following the date on which a Person ceases to be a Shareholder, upon written demand by the Company, such Person shall use its commercially reasonable efforts to, as a promptly as practicable, return to the Company or destroy (at such Person’s sole option) all Confidential Information then held by it, its Affiliates and any Third Party that has acquired such Confidential Information through such Person, and confirm to the Company and the other Shareholder that it has complied with the requirements of this Section 13.1(d). Subject to the provisions of this Section 13.1, each Shareholder shall be permitted to retain (i) copies of documents as (x) reasonably required in order to comply with existing written bona fide document retention policies and (y) reasonably anticipated to be reasonably required in connection with any future audits or requests from Tax authorities, auditors or other regulatory bodies, applicable Law or the requirements of any relevant Governmental Authority and (ii) copies of documents and information contained in any electronic file created pursuant to any routine backup or archiving procedure so long as such file is not generally accessible beyond the need for disaster recovery or similar operations; provided that such copies and information are treated as Confidential Information and the provisions of this Section 13.1 apply thereto for a duration of three (3) years following the date on which such Person ceases to be a Shareholder.
(e)    The obligations of each Shareholder under this Section 13.1 shall survive for (i) so long as such Shareholder remains a Shareholder, and for three (3) years after such Shareholder ceases to be a Shareholder or (ii) in the case of information constituting confidential know-how, such obligations shall apply indefinitely, for so long as such information continues to derive economic value from its confidential nature, in each case, notwithstanding the termination of the Company, such Shareholder’s Transfer of its Shares, the withdrawal by such Shareholder from the Company and/or any Person ceasing to be an Affiliate of such Shareholder.
Section 13.2    Articles of Association.
(a)    To the extent that this Agreement contains terms or conditions in respect of matters for which the Articles of Association attributes to the General Meeting an authority to specify, stipulate, regulate or otherwise resolve, this Agreement is deemed to constitute a unanimous resolution of the General Meeting for that purpose.
(b)    The parties hereto agree that the Articles of Association, including their respective rights and obligations thereunder, will at any time be interpreted and construed in accordance with this Agreement. If there is a conflict between a provision of this Agreement and a provision of the Articles of Association, the parties hereto agree to reconcile the same so as to give maximum effect to the provisions and purposes of this Agreement and will in this event, at the first request of any party hereto, discuss the amendment of the Articles of Association if necessary or suitable to the full implementation of this Agreement in all respects.
Section 13.3    Representations and Warranties of the Company. As of the date of this Agreement, the Company represents and warrants to the Shareholders as follows:
(a)    Organization, Qualification and Authority. The Company is a corporation duly organized, validly existing and (to the extent applicable) in good standing or the local equivalent under the Laws of its jurisdiction of organization and has all necessary power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder. The Company is duly licensed or qualified to do business and is in good standing (or local equivalent, if applicable) as a foreign corporation or other legal entity in each jurisdiction in which it operates the Business, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to materially adversely affect the ability of the Company to carry on the Business as it is currently being conducted or as is proposed to be conducted. The execution, delivery and performance by the Company of this Agreement has been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
(b)    No Conflict. The execution, delivery and performance by the Company of this Agreement do not and will not: (i) conflict with or violate the organizational documents of the Company; (ii) conflict with or violate any Law applicable to the Company or by which the Company may be bound or affected; (iii) conflict with, result in any breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, result in the triggering of any payment or other obligation or loss of any right or benefit under, or give to others any right of termination, amendment, modification, acceleration or cancellation under, any contract, instrument or other agreement to which or by which the Company is a party or otherwise subject or bound; or (iv) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon the Business or any of the assets or properties of the Company, except, in the case of clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to be material to the Company or prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement.
(c)    Required Filings and Consents. The Company is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in the EAPA) or prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement.
(d)    Investment Company Status. The Company is not an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended.
Section 13.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) (a) if delivered personally or by e-mail (provided no “out-of-office,” “bounceback” or “notice of non-delivery” is received), or (b) if delivered utilizing a next-day service by an internationally recognized next-day courier. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(a)    If to the Company:
FamPro Tissue Holdings B.V.
Copernicuslaan 35, the Netherlands
Attention: [***]
Email: [***]
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: [***]
Email: [***]

Kirkland & Ellis LLP
401 Congress Avenue
Austin, TX 78701
Attention: [***]
Email: [***]
and with a copy (which shall not constitute notice) to:

Freshfields US LLP
3 World Trade Center
175 Greenwich Street
New York, NY 10007
Attention: [***]
Email: [***]

with a copy (which shall not constitute notice) to
each of Suzano and K-C.
(b)    if to a Shareholder, then to the mailing address or email address set forth opposite such Shareholder’s name on Schedule I attached hereto.
Section 13.5    Public Announcements. The parties hereto shall not (and shall cause such party’s Affiliates not to) issue any press release or make any public statement or announcement in respect of this Agreement prior to obtaining the written approval of the other parties hereto, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure is required by applicable Law or any listing agreement of either Suzano or K-C so long as the disclosing party gives the other parties hereto a reasonable opportunity to review and comment prior to making such disclosure.
Section 13.6    Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.
Section 13.7    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of all of the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Article XI and Section 13.18, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries.
Section 13.8    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
Section 13.9    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.
S

Section 13.10    Electronic Signature. This Agreement may be executed electronically (including by means of .pdf or similar graphic reproduction format or by means of digital signature software, e.g., DocuSign or Adobe Sign) and delivered by e-mail or other similar means of electronic transmission, and any electronic signature shall constitute an original for all purposes.
Section 13.11    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the EAPA constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties hereto with respect to the subject matter hereof and thereof. None of this Agreement nor the EAPA shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party hereto with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of conduct of the parties hereto or their Representatives to the contrary, no party hereto shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties hereto.
Section 13.12    Governing Law. This Agreement and any claims or causes of action arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (whether in contract, in tort, under statute or otherwise) shall be governed by, and interpreted, construed and enforced in accordance with, the internal Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of any jurisdiction other than the State of Delaware, except (a) to the extent that a Law of the Kingdom of the Netherlands is mandatorily applicable to this Agreement, and (b) all matters relating to the fiduciary duties of the Company shall be subject solely to the Laws of the Kingdom of the Netherlands.
Section 13.13    Arbitration.
(a)    Subject to Section 9.4(c), Section 9.4(h)(iii) and Section 12.4, any dispute, controversy or claim arising out of, relating to or in connection with any provision of this Agreement, or the rights or obligations of the parties hereto (a “Dispute”), shall be resolved by three arbitrators in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) in effect at the time of the commencement of arbitration. The claimant shall nominate an arbitrator in its request for arbitration. The respondent shall nominate an arbitrator within thirty (30) days of the receipt of the request for arbitration. The two arbitrators nominated by the parties shall nominate a third arbitrator within thirty (30) days after the nomination of the later-nominated arbitrator. The third arbitrator shall act as president of the tribunal. If any of the three arbitrators are not nominated within the time prescribed above, then the ICC shall appoint the arbitrator(s) in accordance with the ICC Rules. The seat of the arbitration shall be New York, NY, and the language of the arbitration shall be English. The award shall be final and binding on the parties and may be enforced in any court of competent jurisdiction. Notwithstanding anything in the ICC Rules to the contrary, all fees and expenses (including attorney fees and disbursement) incurred in connection with or during the arbitral proceedings shall be borne by the party unsuccessful in the arbitration, and the arbitral tribunal shall so order in its award. Any arbitration commenced hereunder may be consolidated in accordance with the provisions of the ICC Rules with any other arbitration commenced under this Agreement, the EAPA, or any Ancillary Agreement (as defined in the EAPA) even if the identities of the parties to each arbitration are not the same.

(b)    The existence of the arbitration, any non-public information provided in the arbitration, and any submissions, orders or awards made in the arbitration shall not be disclosed to any non-party except the tribunal, the ICC, the parties, their counsel, experts, witnesses, accountants and auditors, insurers and reinsurers, and any other person necessary to the conduct of the arbitration. Notwithstanding the foregoing, a party may disclose the existence of the arbitration, any non-public information provided in the arbitration, and any submissions, orders or awards made in the arbitration to the extent that disclosure may be required to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings.
Section 13.14    Specific Performance. The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without proof of actual damages or posting any bond or other undertaking. The parties hereto agree that they will not contest the appropriateness of specific performance as a remedy or assert that a remedy of monetary damages would provide an adequate remedy for any breach or threatened breach of this Agreement.
Section 13.15    Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial and other advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses.
Section 13.16    Amendments and Modification; Waiver. This Agreement may not be amended, modified, supplemented or waived in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment or waiver hereto, signed on behalf of each party hereto. No failure or delay of any party hereto in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.
Section 13.17    No Presumption Against Drafting Party. Each of the parties hereto acknowledges that each party has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
Section 13.18    No Recourse.
(a)    Nothing in this Section 13.18 shall amend or modify any right against any party to, or obligation of any party to, this Agreement or the EAPA.
(b)    Subject to Section 13.18(a), each Shareholder, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges, for itself and on behalf of each of its Affiliates, that with respect to the obligations of each other Shareholder hereunder or, to the extent applicable, under the

EAPA or the obligations of any Affiliate of such Shareholder party to such agreements, no Persons other than such Shareholder or its Affiliates party to this Agreement or, to the extent applicable, the EAPA, shall have any obligation hereunder or thereunder and neither such other Shareholders nor any of their Affiliates have any rights of recovery hereunder or thereunder against, and no recourse hereunder or thereunder or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of such Shareholder (or any of its successors or permitted assignees), against any former, current or future general or limited partner, manager, stockholder or Shareholder of such Shareholder (or any of its successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or Shareholder of any of the foregoing, but in each case not including such Shareholder or, if applicable, the Affiliate party to this Agreement or the EAPA (each, but excluding for the avoidance of doubt, such Shareholder or, if applicable, the Affiliate party to this Agreement or, to the extent applicable, the EAPA, a “Shareholder Affiliate”), whether by or through attempted piercing of the corporate veil, by or through any proceeding (whether in tort, contract or otherwise) brought by or on behalf of such other Shareholder against any Shareholder Affiliate, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Shareholder Affiliate, as such, for any obligations of the applicable Shareholder or its Affiliates under this Agreement or the EAPA, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any proceeding (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or representations or their creation.
Section 13.19    Certain Tax Matters. Certain Tax matters (including with respect to the maintenance of Capital Accounts and allocations of Nets Profits and Net Losses for U.S. federal income Tax purposes) are set forth in the Tax Annex.
Section 13.20    Guaranty. Suzano Parent hereby absolutely, unconditionally and irrevocably guarantees Suzano’s obligation under Section 9.4 to pay the Call Option Purchase Price at the Call Option Closing (the “Guaranteed Obligations”) in the event that Suzano does not satisfy such obligations. This guarantee is valid and in full force and effect and constitutes the valid and binding obligation of Suzano Parent, enforceable in accordance with its terms. This guarantee is an irrevocable guarantee of payment (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement (except to the extent such extension or modification affects Suzano’s obligations hereunder) or any assumption without the consent of K-C of any such Guaranteed Obligation by any other party hereto. Subject to applicable Law, the obligations of Suzano Parent hereunder shall not be affected by or contingent upon (a) the liquidation or dissolution of, or the merger or consolidation of Suzano with or into any Person or any sale or transfer by Suzano of all or any part of its property or assets, (b) the bankruptcy, receivership, insolvency, reorganization or similar proceedings involving or affecting Suzano, (c) any modification, alteration, amendment or addition of or to this Agreement (except to the extent such modification, alteration, amendment or addition affects Suzano’s obligations hereunder and then only to such extent) or (d) any disability or any other similar defense of Suzano, Suzano Parent or any other Person (with or without notice) which might otherwise constitute a legal or equitable discharge of a surety or Suzano Parent in its capacity as a guarantor hereunder. In connection with the foregoing, except for the defense of payment, Suzano Parent waives all defenses and discharges it may have or otherwise be entitled to as a guarantor or surety and further waives presentment for payment or performance, notice of nonpayment or nonperformance, demand, diligence or protest. Suzano Parent hereby represents and warrants that Suzano Parent will have funds sufficient to satisfy all of its obligations under this Section 13.20. K-C entered into this Agreement in reliance upon this Section 13.20. Suzano Parent acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated hereby and that the waivers and agreements by Suzano Parent set forth in this Section 13.20 are knowingly made in contemplation of such benefits.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the date first written above.

FAMPRO TISSUE HOLDINGS B.V.

By:     /s/ Courtney J. Roane
    Name: Courtney J. Roane
    Title: Vice President and Secretary

SUZANO INTERNATIONAL HOLDING B.V.

By:     /s/ Carlos Aníbal Fernandes de Almeida Junior
    Name: Carlos Aníbal Fernandes de Almeida Junior
    Title: Managing Director
By:     /s/ Justo Jose Gomez Palmes
    Name: Justo Jose Gomez Palmes
    Title: Managing Director

SUZANO S.A., solely for purposes of Section 2.12, Section 9.4, Section 12.3 and Section 13.20

By:     /s/ João Alberto Fernandez de Abreu
    Name: João Alberto Fernandez de Abreu
    Title: Chief Financial Officer
By:     /s/ Marcos Moreno Chagas Assumpção
    Name: Marcos Moreno Chagas Assumpção
    Title: Chief Financial Officer

KIMBERLY-CLARK FAMPRO TISSUE HOLDINGS B.V.

By:     /s/ Courtney J. Roane
    Name: Courtney J. Roane
    Title: Vice President and Secretary

KIMBERLY-CLARK CORPORATION, solely for purposes of Section 2.12, Section 9.4 and Section 12.3

By:     /s/ Jeffrey P. Melucci
    Name: Jeffrey P. Melucci
    Title: Chief Strategy, Business Development and
Administrative Officer